Exhibit 10.1
Execution Version

CREDIT AGREEMENT

Dated as of October 23, 2025

among

MGM RESORTS INTERNATIONAL,
as the Borrower,

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent,
The Other Lenders Party Hereto,

and

SUMITOMO MITSUI BANKING CORPORATION,
MIZUHO BANK, LTD.,
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers
and
SUMITOMO MITSUI BANKING CORPORATION,
as Sole Bookrunner

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72

4.01	Conditions of Initial Credit Extension	72
4.02	Conditions to all Credit Extensions	75

ARTICLE V REPRESENTATIONS AND WARRANTIES		75

5.01	Existence and Qualification; Power; Compliance With Laws	75
5.02	Authority; Compliance With Other Agreements and Instruments and Government Regulations	76
5.03	No Governmental Approvals Required	76
5.04	Subsidiaries	77
5.05	Financial Statements	77
5.06	Litigation	77
5.07	Binding Obligations	77
5.08	No Default	78
5.09	ERISA	78
5.10	Regulations T, U and X; Investment Company Act	78
5.11	Disclosure	78
5.12	Tax Liability	78
5.13	Projections	78
5.14	Hazardous Materials	79
5.15	Solvency	79
5.16	Material Adverse Effect	79
5.17	Margin Stock	79
5.18	Ownership of Property; Liens	79
5.19	Security Interest; Absence of Financing Statements; Etc	79
5.20	Licenses and Permits	80
5.21	Subordinated Debt	80
5.22	Intellectual Property	80
5.23	[Reserved]	80
5.24	Anti-Corruption Laws; Sanctions; USA PATRIOT Act	80
5.25	Insurance	81
5.26	EEA Financial Institution	81

ARTICLE VI AFFIRMATIVE COVENANTS		81

6.01	Preservation of Existence	81
6.02	Maintenance of Properties	81
6.03	Maintenance of Insurance	82
6.04	Compliance With Laws	82
6.05	Inspection Rights	82
6.06	Keeping of Records and Books of Account	82
6.07	Use of Proceeds	82
6.08	Additional Loan Parties	83
6.09	Collateral Matters; Security Interests; Further Assurances	83
6.10	Limitation on Designations of Unrestricted Subsidiaries	84
6.11	Taxes	85
6.12	Compliance with Environmental Law	85
6.13	Transactions with Affiliates	86

ARTICLE VII INFORMATION AND REPORTING COVENANTS		88

7.01	Financial Statements, Etc	88
7.02	Compliance Certificates	91
7.03	Relevant Notes Prepayment Date	91

ARTICLE VIII NEGATIVE COVENANTS		91

8.01	Mergers, Consolidations and Asset Sales	91
8.02	Limitation on Lines of Business	94
8.03	Liens	94
8.04	Indebtedness	96
8.05	Payments of Certain Indebtedness	99
8.06	Investments, Loans and Advances	100
8.07	Restricted Payments	104
8.08	Limitation on Certain Restrictions Affecting Subsidiaries	106
8.09	[Reserved]	107
8.10	Limitation on Changes to Fiscal Year	107
8.11	Restrictions Applicable to the Designated Restricted Entities	107
8.12	Financial Covenant	108
8.13	Anti-Corruption Laws; Sanctions	108

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		109

9.01	Events of Default	109
9.02	Remedies upon Event of Default	110
9.03	Application of Funds	111

ARTICLE X ADMINISTRATIVE AGENT		112

10.01	Appointment and Authority	112
10.02	Rights as a Lender	113
10.03	Exculpatory Provisions	113
10.04	Reliance by Administrative Agent	114
10.05	Delegation of Duties	114
10.06	Resignation of Administrative Agent	114
10.07	Non-Reliance on Administrative Agent, Other Lenders and Arranger	115
10.08	No Other Duties, Etc	115
10.09	Administrative Agent May File Proofs of Claim	115
10.10	Collateral and Guaranty Matters	117
10.11	Cash Management Agreements and Swap Contracts	118
10.12	Certain Notices	118
10.13	Withholding Tax	118
10.14	Certain ERISA Matters	119
10.15	Keepwell	120
10.16	Recovery of Erroneous Payments	120

ARTICLE XI MISCELLANEOUS		120

11.01	Amendments, Etc	120

11.02	Notices; Effectiveness; Electronic Communications	123
11.03	No Waiver; Cumulative Remedies; Enforcement	124
11.04	Expenses; Indemnity; Damage Waiver	125
11.05	Payments Set Aside	127
11.06	Successors and Assigns	127
11.07	Treatment of Certain Information; Confidentiality	133
11.08	Right of Setoff	134
11.09	Interest Rate Limitation	134
11.10	Integration; Effectiveness	135
11.11	Survival of Representations and Warranties	135
11.12	Severability	135
11.13	Replacement of Lenders	135
11.14	Governing Law; Jurisdiction; Etc	136
11.15	WAIVER OF JURY TRIAL	137
11.16	No Advisory or Fiduciary Responsibility	137
11.17	Electronic Execution; Electronic Records; Counterparts	138
11.18	USA PATRIOT Act	139
11.19	Joint and Several Obligations	139
11.20	Gaming Law	139
11.21	Master Leases	140
11.22	ENTIRE AGREEMENT	140
11.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	140
11.24	Acknowledgement Regarding Any Supported QFCs	141

SCHEDULES
2.01	Commitments
5.04	Subsidiaries
11.02	Notice Addresses

EXHIBITS
A	Form of Committed Loan Notice
B	Form of Joint Borrower Provisions
C	Form of Term Loan Note
D	Form of Compliance Certificate
E-1	Form of Administrative Questionnaire
E-2	Form of Assignment and Assumption
F	Form of Assumption Agreement
G-1	Forms of U.S. Tax Compliance Certificate
G-2	Forms of U.S. Tax Compliance Certificate
G-3	Forms of U.S. Tax Compliance Certificate
G-4	Forms of U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of October 23, 2025 (this “Agreement”), among MGM RESORTS INTERNATIONAL, a Delaware corporation (the “Company” and, together with each other Subsidiary of the Company that is designated a Borrower pursuant to Section 2.17, individually, a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent. The Parties hereto hereby agree with reference to the following facts:
WHEREAS, the Borrowers have requested that the Lenders provide a term “A” loan facility to the Borrowers for the purposes set forth herein; and
WHEREAS, the Lenders have agreed to provide such term “A” loan facility to the Borrowers on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:
ARTICLE IDEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which now exist, are permitted to be entered into if of the type generally permitted to be entered into under the MGM Master Leases (or under the terms of the Host Community Agreement and the Community Benefit Agreement), or which are approved as to their form and substance by the Administrative Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed.
“Act of Terrorism” means an act of any person directed towards the overthrowing or influencing of any government de jure or de facto, or the inducement of fear in or the disruption of the economic system of any society, by force or by violence, including (a) the hijacking or destruction of any conveyance (including, but not limited to, an aircraft, vessel, or vehicle), transportation infrastructure or building, (b) the seizing or detaining, and threatening to kill, injure, or continue to detain, or the assassination of, another individual, (c) the use of any (i) biological agent, chemical agent, or nuclear weapon or device, or (ii) explosive or firearm, with intent to endanger, directly or indirectly, the safety of one or more individuals or to cause substantial damage to property and (d) a credible threat, attempt, or conspiracy to do any of the foregoing.
“Additional Commitment Lender” has the meaning specified in Section 2.15(c).
“Administrative Agent” means SMBC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that the Creditor Parties and their Affiliates shall not be deemed to be Affiliates of the Company or any of its Affiliates solely by virtue of being Creditor Parties.
“Agent Parties” means the Administrative Agent and its Related Parties.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Corruption Laws” means any and all laws or regulations related to corruption or bribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions.
“Applicable Percentage” means, as to each Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments and Loans under a given Facility held by that Lender at such time. If with respect to any Facility the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender as of the Closing Date in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, in respect of the Term Loan Facility, (a) from the Closing Date to the date on which a Compliance Certificate is delivered pursuant to Section 7.02 for the first full Fiscal Quarter after the Closing Date, 1.75% per annum, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Rent-Adjusted Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02:

Pricing Level	Rent-Adjusted Total Net Leverage Ratio	Applicable Margin
4	Greater than 5.00x	2.25%
3	Less than or equal to 5.00x and greater than 4.25x	2.00%
2	Less than or equal to 4.25x and greater than 3.50x	1.75%
1	Less than or equal to 3.50x	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Rent-Adjusted Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02; provided, however, that if a

Compliance Certificate is not delivered when due in accordance with Section 7.02, then, upon the request of the Required Lenders, Pricing Level 4 shall apply in respect of the Term Loan Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09.
“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or a Loan thereunder at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means (i) the Joint Lead Arrangers and (ii) Sumitomo Mitsui Banking Corporation, as sole bookrunner for the Term Loan Facility in effect on the Closing Date. The Arrangers are not party to this Agreement or the other Loan Documents in their capacities as Arrangers, and their sole contractual relationship in relation to the Loan Documents is with the Company (and not with any other Loan Party).
“Asset Sale” means (a) any conveyance, sale, lease, transfer or other disposition (including (x) by way of merger or consolidation, (y) any sale and leaseback transaction and (z) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any Property (including accounts receivable and Equity Interests of any person owned by the Borrowers or the Restricted Subsidiaries but not any Debt Issuance), whether owned on the Closing Date or thereafter acquired, by the Borrowers or the Restricted Subsidiaries to any Person (excluding operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person, in the case of clauses (a) and (b), to the extent that the aggregate value of the interest in such Property conveyed, sold, leased, transferred, or otherwise disposed of or the Equity Interests issued or sold, in each case whether in any single transaction or related series of transactions, is greater than or equal to the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Company.
“Assumption Agreement” means each assumption agreement executed by a Borrower pursuant to Section 2.17, substantially in the form of Exhibit F.
“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.
“Auction” has the meaning specified in Section 2.16(a).
“Auction Manager” has the meaning specified in Section 2.16(a).

“Audited Financial Statements” means the audited consolidated balance sheet of the Company for the Fiscal Year ended December 31, 2024, and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year of the Company, including the notes thereto.
“Available Amount” means, as of any date of determination, the sum, without duplication, of (A) $3,700,000,000, plus (B) Cumulative Net Income, plus (C) the amount of dividends, distributions, interest payments, returns of capital, repayments and returns of payment (including, for the avoidance of doubt, proceeds from sales of Investments financed using the Available Amount pursuant to Section 8.06(k), but excluding any such amounts included in the calculation of Borrower Group EBITDA), actually received in cash by the Borrower Group from and after the Closing Date and prior to such date of determination from any Person which is not included in the Borrower Group plus (D) the net cash proceeds of any issuance by the Company of common Equity Interests or other Qualified Equity Interests after the Closing Date and prior to such date of determination plus (E) the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Company and/or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Company or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Company, and/or any Restricted Subsidiary that does not constitute Disqualified Equity Interests plus (F) upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the aggregate amount of any Investment in such Subsidiary that was made pursuant to Section 8.06 at the time of such Revocation plus (G) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower Group from and after the Closing Date and prior to such time in respect of any Investments made pursuant to Section 8.06(k) (to the extent not included in the calculation of Borrower Group EBITDA) plus (H) 100% of the aggregate amount received by the Borrower Group in cash (and the fair market value (as determined in good faith by the Company) of property other than cash received by the Borrower Group) from and after the Closing Date (in each case, to the extent not included in the calculation of Borrower Group EBITDA) from (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Investments made pursuant to Section 8.06(m) or (ff) by the Company or any Restricted Subsidiary and from repurchases and redemptions by any Person (other than the Company or a Restricted Subsidiary) and from repayments of loans or advances or other transfers of assets (including by way of dividends, interest, distributions, return of principal, repayments, income and similar amounts), and releases of guarantees, which constituted Investments made pursuant to Section 8.06(m) or (ff) (to the extent such amount is not otherwise used pursuant to an exception in Section 8.06), (ii) the sale (other than to the Company or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than the sale of OP Units, which for the avoidance of doubt, is covered by clause (I) below) or (iii) any dividend or other distribution by an Unrestricted Subsidiary, plus (I) 50.0% of the Net Available Proceeds received by the Borrower Group from the conveyance, sale, lease, transfer or other disposition by members of the Borrower Group of OP Units after the Closing Date. Each of clauses (C) through (I) of the foregoing sentence shall include the amount outstanding under the corresponding clause of Available Amount (as defined in the Existing Credit Agreement) as of the Closing Date. The Available Amount will be decreased by any amounts thereof (A) prior to the Closing Date, (i) used to make Investments pursuant to Section 8.06(k) of the Existing Credit Agreement since the Existing Credit Agreement Closing Date, (ii) used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(e) of the Existing Credit Agreement since the Existing Credit Agreement Closing Date, and (iii) used to make Restricted Payments pursuant to Section 8.07(g) of the Existing Credit Agreement since the Existing Credit Agreement Closing Date and (B) (i) used to make Investments pursuant to Section 8.06(k) since the Closing Date, (ii) used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(e) since the Closing Date, and (iii) used to make Restricted Payments pursuant to Section 8.07(g) since the Closing Date, effective immediately upon any such use.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bellagio CMBS Debt” means one or more mortgage and mezzanine financings incurred on November 15, 2019 by BCORE PARADISE JV LLC or one or more of its wholly owned Subsidiaries (including BCORE PARADISE LLC).
“Bellagio Lease” means the Lease by and between BCORE PARADISE LLC as the landlord and Bellagio, LLC, as the tenant, dated as of November 15, 2019, as amended from time to time.
“Bellagio Operating Subleases” means the “Permitted Subleases” (as defined in the Bellagio Lease from time to time) as may be amended from time to time.
“Bellagio Tax Protection Agreement” means that certain Tax Protection Agreement among Bellagio, LLC, BCORE PARADISE PARENT LLC and BCORE PARADISE JV LLC, dated as of November 15, 2019.
“Bellagio Transaction Agreements” means all agreements contemplated by that Master Transaction Agreement by and among MGM Resorts International, Bellagio, LLC and BCORE PARADISE PARENT LLC dated as of October 15, 2019.
“Benchmark Rate” means the interest rate per annum for any Benchmark Rate Loan, which will be (i) the TIBOR Rate, or (ii) if no TIBOR Screen Rate is available for the applicable Interest Period, the Interpolated Rate or (iii) if no TIBOR Screen Rate is available for the applicable Interest Period and it is not possible to calculate the Interpolated Rate for the applicable Interest Period, the applicable rate shall be the offered rate (expressed as a per annum rate) by the Administrative Agent for Yen funds for a period equal to the relevant Interest Period in the Tokyo interbank market, as reasonably determined by the Administrative Agent on the date falling two Business Days prior to the requested date of borrowing (which rate per annum shall not in any event be less than zero).
“Benchmark Rate Loan” means (i) a TIBOR Loan, (ii) an Interpolated Rate Loans or (iii) a Loan that bears interest at a rate based on clause (iii) of the definition of “Benchmark Rate.”
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Borrower” or “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Group” means each Borrower, the Restricted Subsidiaries and the Designated Restricted Entities.
“Borrower Group Adjusted Net Income” means Net Income of the Borrower Group determined in accordance with GAAP; provided that, without duplication:
(a)    any after-tax effect, whether gains or losses, of items considered unusual, infrequent, or any non-cash item considered non-recurring shall be excluded,
(b)    the cumulative effect of a change in accounting principles during such period shall be excluded,
(c)    any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
(d)    any after-tax effect of gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,
(e)    any after-tax effect, whether gains or losses attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded,
(f)    the Net Income for such period of any Person that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income shall be increased by the aggregate amount cash dividends or distributions received by the Borrower Group from such Person (to the extent such dividends or distributions are not included in the determination of Available Amount or Borrower Group EBITDA); and provided that Net Income shall not be increased from dividends or distributions received from MGP or its subsidiaries for so long as MGP and its subsidiaries are consolidated in the Borrower Group’s financial statements.
(g)    any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans of the Company or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,
(h)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting and including the effect of increases or decreases in contingent consideration recognized in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(i)    after-tax effect of any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and
(j)    the Net Income for such period of any Restricted Subsidiary or Designated Restricted Entity shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary or Designated Restricted Entity of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or Designated Restricted Entity or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents by such Restricted Subsidiary or Designated Restricted Entity to the Company or a Restricted Subsidiary or Designated Restricted Entity not subject to such restriction in respect of such period, to the extent not already included therein.
“Borrower Group EBITDA” means, for any fiscal period, (i) the EBITDA of the Borrower Group for that fiscal period, after eliminating EBITDA of the Borrower Group attributable to Unconsolidated Affiliates plus, (ii) without duplication, the aggregate amount of any recurring or ordinary course (A) cash dividends or distributions, (B) interest payments, (C) returns of capital, (D) repayments or other payments, in each case in this clause (ii), that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) (excluding, in each case in this clause (ii), expense reimbursements in connection with cash advances or loans and special dividends or distributions) and received by the Borrower Group from Unconsolidated Affiliates, Unrestricted Subsidiaries or from cost method investments (for the avoidance of doubt, a dividend or cash distribution shall be deemed recurring or ordinary course to the extent such distribution was not intended to be a special dividend or distribution) minus rent payments incurred under the MGM Master Leases (regardless of whether such rent was reflected in Net Income for such period) net of rental revenues received in cash related to rent owed by an Unrestricted Subsidiary to MGP Tenant to the extent such rent was not added back to Borrower Group EBITDA as a cash payment in accordance with this Borrower Group EBITDA definition.
For purposes of determining Borrower Group EBITDA for any Test Period that includes any period occurring prior to the Closing Date, Borrower Group EBITDA shall be Borrower Group EBITDA (as defined in the Existing Credit Agreement as in effect on the Closing Date).
“Borrower Group Intellectual Property” means material trademarks, customer lists and player reward programs owned by any member of the Borrower Group.
“Borrower Materials” has the meaning specified in Section 7.01.
“Borrowing” means, in respect of any Facility, a borrowing under that Facility.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) the State of New York, (ii) the state where the Administrative Agent’s Office is located or (iii) the city of Tokyo.
“Cash Equivalents” means any of the following types of Investments:
(a)     Government Securities due within thirty-seven months after the date of the making of the Investment;
(b)     readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Baa1 by Moody’s or BBB+ by S&P in each case due within thirty-seven months from the making of the Investment;
(c)     time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than eighteen months from the date of acquisition thereof;

(d)     certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within eighteen months after the date of the making of the Investment;
(e)     [reserved];
(f)     repurchase agreements covering Government Securities or corporate debt obligations executed by a broker or dealer registered under Section 15(b) of the Exchange Act, as amended, having on the date of the Investment capital of at least $500,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities or corporate debt obligations on the books of a “primary dealer” in such Government Securities or corporate debt obligations or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
(g)     commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 24 months from the date of acquisition thereof;
(h)      “money market preferred stock” issued by a corporation or bank (i) given on the date of such Investment a credit rating of at least Aa2 by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clause (c) or (d) above;
(i)     a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) hereof;
(j)     corporate notes or bonds having a term to maturity of not more than thirty-seven months issued by a corporation or bank; provided that the security issued by such corporation or bank is given on the date of such Investment a credit rating of at least Baa2 by Moody’s or BBB by S&P, provided that the Investment does not have a credit rating of Baa3 or lower by Moody’s or BBB- or lower by S&P;
(k)     asset-backed securities with a credit rating of at least Aa2 by Moody’s or AA by S&P and which have an expected term to maturity of thirty-seven months or less at the time of purchase; and
(l)     Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, and the portfolios of which are limited primarily to Investments of the character, quality and maturity described in clauses (a), (b), (c), (g), (j) and (k) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement and

(b) any Person that, at the time it, or its Affiliate, became a Lender or the Administrative Agent hereunder, was a party to a Cash Management Agreement.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or implementation of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for the Company (in a transaction where the voting stock of the Company outstanding prior to such transaction is converted into or exchanged for the voting stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); provided that the occurrence of any Permitted Parent Reorganization shall be deemed not to constitute a Change of Control.
“CityCenter Master Lease” means the Lease entered into on September 28, 2021 by and between Ace A PropCo LLC and Ace V PropCo LLC, as the landlord and MGM Lessee III, LLC, as the tenant, in substantially the form of Exhibit B to the CityCenter Master Transaction Agreement.
“CityCenter Master Transaction Agreement” means that certain Master Transaction Agreement by and among the Company, CityCenter Land, LLC and Ace Purchaser LLC, dated as of June 30, 2021.
“CityCenter Operating Subleases” means the “Operating Subleases” (as defined in the CityCenter Master Lease from time to time) as may be amended from time to time.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, Other Term Loans, or Extended Term Loans (and the commitments, if any, to which such Loan or Borrowings relates).
“Closing Date” means October 23, 2025, the first date all the conditions precedent in Section 4.01 were satisfied or waived in accordance with Section 11.01.
“CMBS Debt” means any mortgage or mezzanine financings incurred or guaranteed by the Borrower Group.

“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all assets or property on which Liens are purported to be granted pursuant to the Pledge Agreement, including the Pledged Equity and proceeds thereof and rights thereunder; provided that in no event shall the Collateral include, and no Loan Party shall be deemed to have granted a security interest in, any Excluded Assets.
“Commitment” means a commitment to make Loans under a Facility. On the Closing Date, the Commitments of the Lenders are the Term Commitments as set forth on Schedule 2.01.
“Committed Loan Notice” means a notice of (a)  a Term Loan Borrowing, (b) an Other Term Loan Borrowing, (c) an Extended Term Loan Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Benchmark Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), completed and signed by a Responsible Officer.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any other Loan Document, and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Community Benefit Agreement” means that certain Community Benefit Agreement between Prince George’s County, Maryland and MGM National Harbor, LLC, dated as of June 9, 2014.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Party” means the Company or any of its Subsidiaries.
“Competitor” means a Person or Affiliate of any Person, other than the Company or its Subsidiaries, which is among the top 25 global gaming companies by annual revenues, or any lodging company having any material hotel business in Las Vegas, or any person proposing to build, own or operate a casino resort in any jurisdiction in which the Company or any of its Subsidiaries does any material business or proposes to do business but excluding commercial or corporate banks, and any funds that are managed or controlled by such commercial or corporate banks which funds principally invest in commercial loans or debt securities, in each case designated by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrowers in writing after the Closing Date).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D with such amendments or modifications as may be approved by the Administrative Agent and the Company.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with the Benchmark Rate or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Benchmark Rate,” “TIBOR Rate,” “Interpolated Rate,” and “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.
“Convertible Debt” means Indebtedness of the Borrowers (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is (i) either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock) and (ii) subordinated to the Obligations on terms customary at the time for convertible subordinated debt securities.
“Covenant Suspension Period” means the period commencing on the date of any Qualifying Act of Terrorism and continuing until (and including) the last day of the second full fiscal quarter following the fiscal quarter in which the Qualifying Act of Terrorism occurs; provided, however, that if a separate and distinct Qualifying Act of Terrorism occurs during any Covenant Suspension Period, such Covenant Suspension Period shall continue until (and including) the last day of the second full fiscal quarter following the fiscal quarter in which such subsequent Qualifying Act of Terrorism shall occur. Notwithstanding the foregoing, the Borrowers may, in their sole discretion, elect that any Covenant Suspension Period end on any date prior to the date that such Covenant Suspension Period would otherwise end absent such election.
“Covered Party” has the meaning specified in Section 11.24(a).
“Credit Agreement Refinancing Indebtedness” means other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of Existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then outstanding Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has an equal or later maturity and a weighted average life to maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a Yen-for-Yen basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) [reserved] and (v) all other terms and conditions of any such Credit Agreement Refinancing Indebtedness shall be as agreed between the Company and the lenders providing any such Credit Agreement Refinancing Indebtedness.
“Credit Extension” means a Borrowing.

“Creditor Parties” means each of the Administrative Agent and each Lender, and to the extent relevant, each Cash Management Bank, Hedge Bank and Arranger.
“Cumulative Net Income” means, as of any date of determination, the greater of (1) zero and (2) 50% multiplied by the cumulative Borrower Group Adjusted Net Income for the period (taken as one accounting period) from October 1, 2021 to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available as of such date of determination.
“Debt Issuance” means the incurrence by the Borrowers or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 8.04, except for Credit Agreement Refinancing Indebtedness).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Benchmark Rate plus (ii) the Applicable Rate, if any, applicable to Benchmark Rate Loans plus (iii) 2% per annum.
“Defaulting Lender” means, subject to Section 2.18, any Lender (a) that has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) for which the Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) that has notified any Borrower or the Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or (e) that has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and such

Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and such Borrower). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each Lender promptly following such determination.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designate” has the meaning specified in Section 6.10(a).
“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory.
“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Company, which such determination may, at the option of the Company, be made on the date the definitive agreements for such Asset Sale are entered into) of non-cash consideration received by any Borrower or any of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate (which may, at the option of the Company, be the Compliance Certificate) calculating in reasonable detail the basis of such valuation, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Designated Property” means each of Aria Resort & Casino, Bellagio Hotel & Casino, MGM Grand Las Vegas Hotel & Casino and The Cosmopolitan of Las Vegas (in the case of The Cosmopolitan of Las Vegas, subject to completion of the transactions contemplated by the MGM Cosmopolitan Transaction Agreements).
“Designated Property Operating Entity” means each Operating Entity that operates a Designated Property.
“Designated Restricted Entities” means, prior to the Relevant Notes Prepayment Date, (i) Detroit and any of its Subsidiaries, (ii) MGM National Harbor, LLC, a Nevada limited liability company, and any of its Subsidiaries, (iii) MGM Springfield Blue Tarp and any of its Subsidiaries and (iv) any other Subsidiary of the Company designated in writing to the Administrative Agent by the Company at any time after the Closing Date, in each case so long as (x) such Person is a direct or indirect Subsidiary of the Company, (y) such Person is subject to Section 8.11 and (z) solely in the case of any Person designated pursuant to clause (iv) above, (1) such Person (or its Parent Entity) is the owner or operator of a casino property, (2) such Person is not a wholly owned Subsidiary of the Company and (3) the percentage of the voting Equity Interests of such Person held by Persons other than the Company or its Restricted Subsidiaries does not exceed 5.0%.

“Designation” has the meaning specified in Section 6.10(a).
“Detroit” means MGM Grand Detroit, LLC, a Delaware limited liability company.
“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Equity Interests or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Laws), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Equity Interests) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 90 days after the Final Maturity Date then in effect at the time of issuance thereof.
“Disqualified Lenders” has the meaning specified in Section 11.06(i)(i).
“Dollar”, “U.S. Dollar” and “$” mean lawful money of the United States.
“DQ List” has the meaning specified in Section 11.06(i)(iv).
“EBITDA” means, with respect to any fiscal period and with respect to any Person, the sum of (a) Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain reflected in such Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) Interest Expense of such Person for that period, plus (e) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period), minus (f) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not receivable during that period), plus (g) (1) any depreciation and amortization expenses, (2) all unusual or non-recurring expenses and/or (3) all non-cash items, expenses or charges, in each case to the extent deducted in arriving at Net Income for that period, plus (h) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person for that fiscal period, plus (i) any rent expense under the MGM Master Leases reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP, plus (j) (i) all transaction fees, costs and expenses in connection with any equity issuance, permitted Investments, Permitted Acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the incurrence, modification, repayment or redemption of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions or any fees, costs and expenses related to entering into new leases or lease modification or restructuring (regardless of whether any such transaction described in this subclause (j) is completed) and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period plus (k) any costs, charges, fees or expenses (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument plus (l) any costs, charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) related to any Permitted Acquisition or Investment or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful plus (m) any costs, charges, fees and expenses incurred in connection with any non-recurring strategic initiatives (including incentive costs and expenses relating to business optimization programs; legal, accounting and advisory fees; and signing, retention and completion bonuses) plus (n) at the election of the Borrowers with respect to any quarterly period, the cumulative after-Tax effect of a change in accounting principles shall be excluded.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.17.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (vi)  (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that no Defaulting Lender shall be an Eligible Assignee for the purpose of any assignment in respect of the Term Loan Facility. For the avoidance of doubt, any Disqualified Lender is subject to Section 11.06(i).
“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or natural resources.
“Environmental Law” means any and all applicable treaties, Federal, state, local, and foreign laws, statutes, ordinances, regulations, rules, decrees, judgments, directives, orders, consent orders, consent decrees, permits, licenses, and the common law, relating to pollution or protection of public health or the Environment, Hazardous Materials, natural resource damages or occupational safety or human health to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a)  violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided that Convertible Debt shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.
“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.
“ERISA Affiliate” means, collectively, any Borrower and any Restricted Subsidiary and any Person (or any trade or business, whether or not incorporated) that is under common control with any Borrower or any Restricted Subsidiary within the meaning of Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; (j) the withdrawal of any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrowers or the Restricted Subsidiaries.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means (i) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (ii) (x) voting Equity Interests in excess of 65% of the voting Equity Interests of (A) any Foreign Subsidiaries or (B) any FSHCO and (y) any of the Equity Interests of (A) indirect Foreign Subsidiaries (other than, for the avoidance of doubt, first tier Foreign Subsidiaries) of the Borrowers or Guarantors, (B) any direct or indirect Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia, that is a Subsidiary of a Foreign Subsidiary or (C) any Unrestricted Subsidiary; (iii) assets as to which the Administrative Agent and the Borrowers reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (iv) any assets acquired after the Existing Credit Agreement Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate any Contractual Obligation to which any Borrower or a Restricted Subsidiary is a party, or by which such party or any of such party’s property or assets is bound (provided that any such Contractual Obligation existed at the time of the acquisition of such asset and was not entered into in connection with or in anticipation of such acquisition (but may have been amended)) and (v) any other assets or property to the extent the grant of a security interest therein would result in material adverse tax consequences to the Company or its Subsidiaries as reasonably determined by the Company in consultation with the Administrative Agent. The determination as to whether a Lien is prohibited, restricted, requires consent or creates a right of termination under applicable Law or the terms of any applicable lease, license, agreement, arrangement, contract, charter or authorization shall be made after giving effect to the applicable provisions of the UCC.
“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Restricted Subsidiary of the Company acquired or formed after the Existing Credit Agreement Closing Date in an Investment permitted under this Agreement which, at the time of such acquisition or formation, is not a wholly owned Subsidiary, (iii) any Restricted Subsidiary that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof), (iv) any Restricted Subsidiary that is a special purpose entity used for a securitization facility permitted hereunder, (v) any Restricted Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule or regulation existing on the Existing Credit Agreement Closing Date or (y) by applicable law, rule or regulation existing at the time of acquisition of such Restricted Subsidiary after the Existing Credit Agreement Closing Date, (vi) any Restricted Subsidiary acquired after the Existing Credit Agreement Closing Date that is prohibited from guaranteeing the Obligations by any Contractual Obligation to which such Restricted Subsidiary is a party, or by which it or any of its property or assets is bound (provided that any such Contractual Obligation existed at the time of such acquisition or investment and was not entered into in connection with or in anticipation of such acquisition or investment) (but may have been amended), (vii) any Restricted Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (viii) any Restricted Subsidiary to the extent such guarantee would reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Company and the Administrative Agent), (ix) any Restricted Subsidiary where the cost of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Company and the Administrative Agent), (x) each Subsidiary of the Company which is identified as such as of the Closing Date on Schedule 5.04 and (xi) any FSHCO. The Excluded Subsidiaries as of the Closing Date, by virtue of clauses (v)(y) and (vi) above, are identified as such on Schedule 5.04.
“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.15 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured in whole or in part by such recipient’s net income or overall gross income (however denominated) and franchise Taxes imposed on it (in lieu of net income or overall gross income Taxes), in each case (i) imposed by a jurisdiction as a result of such recipient being organized under the laws of, having its principal office located in, or in the case of any Lender, doing business in or having its applicable Lending Office located in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction described in clause (a) above, (c)  any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any United States federal withholding Tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.01(a)(ii), (e) any Taxes imposed by FATCA, and (f) Taxes attributable to such recipient’s failure to comply with Section 3.01(e).
“Existing Credit Agreement” means that certain Credit Agreement dated as of November 24, 2021, by and among the Company, the other loan parties party thereto, the financial institutions listed on the signature pages thereof and Bank of America, N.A., as administrative agent (as amended by that certain First Amendment dated as of August 31, 2023, as further amended by that certain Second Amendment dated as of February 9, 2024, and as further amended, restated, supplemented or otherwise modified prior to the Closing Date).
“Existing Credit Agreement Closing Date” means November 24, 2021.
“Existing Indebtedness” means Indebtedness outstanding on the Existing Credit Agreement Closing Date.
“Extended Term Loan Facility” means a credit facility comprising a series of Extended Term Loans.
“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.15.

“Extended Term Loan Note” means any Notes the maturity of which shall have been extended pursuant to Section 2.15.
“Extending Lender” means a Lender that agrees to have all or a portion of its Term Loans modified to constitute Extended Term Loans pursuant to an Extension Amendment.
“Extension” has the meaning specified in Section 2.15(a).
“Extension Amendment” has the meaning specified in Section 2.15(d).
“Extension Offer” has the meaning specified in Section 2.15(a).
“Facility” means the Term Loan Facility, an Other Term Loan Facility, an Extended Term Loan Facility or an Incremental Term Facility.
“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement between the U.S. and any other jurisdiction (and any related treaty, law, regulation or other official guidance) implementing the foregoing.
“Fee Letter” means the letter agreement, dated September 5, 2025, between the Company and SMBC.
“Final Maturity Date” means, as of any date of determination, unless the context otherwise requires, the latest Maturity Date for any of the Facilities then governed by this Agreement.
“Finance Lease” as applied to any Person, means any lease of any Property by that Person as lessee that is required to be classified and accounted for as a finance lease in conformity with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Existing Credit Agreement Closing Date and any Similar Lease entered into after the Existing Credit Agreement Closing Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Finance Lease; and provided, further, that none of the MGM Master Leases will be deemed to be a Finance Lease.
“First Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien is the only Lien to which such collateral is subject, other than any Lien permitted under this Agreement.
“Fiscal Quarter” means the fiscal quarter of the Company consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.
“Fiscal Year” means the fiscal year of the Company consisting of the twelve-month period ending on each December 31.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code.
“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“FSHCO” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and substantially all of whose assets consists of the capital stock of one or more Foreign Subsidiaries.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gaming Approval” means any and all licenses, findings of suitability, approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (a) necessary to enable Borrowers or the Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) required to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.
“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, leased, managed or operated by the Borrowers or the Restricted Subsidiaries.
“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property, assets or line of business.
“Gaming Laws” means all applicable provisions of all (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutual race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted by the Borrowers or the Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.
“Gaming License” means any Gaming Approval or other casino, gambling, racing or gaming license issued by any Gaming Authority covering any Gaming Facility.
“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.
“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.
“Granting Lender” has the meaning specified in Section 11.06(h).
“Guarantors” means, collectively, each wholly owned Restricted Subsidiary of the Company that is a party to the Guaranty on the Closing Date or a Restricted Subsidiary that executes and delivers the Guaranty pursuant to Section 6.08, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Restricted Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided that (i) (x) prior to the Relevant Notes Prepayment Date, the Designated Restricted Entities and (y) thereafter, any Subsidiary that was a Designated Restricted Entity as of immediately prior to the Relevant Notes Prepayment Date, in each case, shall not be Guarantors, (ii) the Excluded Subsidiaries shall not be Guarantors (it being understood and agreed that, notwithstanding anything to the contrary in this clause (ii), if an Excluded Subsidiary executes a joinder to the Guaranty such Subsidiary shall constitute a Guarantor), (iii) prior to receipt of approval from the New York State Gaming Commission, MGM Yonkers, Inc. shall not be a Guarantor, (iv) prior to receipt of approval from the New Jersey Division of Gaming Enforcement and the New Jersey Casino Control Commission, as applicable, each of Marina District Development Company, LLC and Marina District Development Holding Co., LLC shall not be a Guarantor, and (v) such other Subsidiaries that may be formed or acquired after the Closing Date that are subject to the jurisdiction of a Gaming Authority that requires approval prior to the execution and delivery of a guaranty shall not be Guarantors unless and until such approval is obtained.
“Guaranty” means, collectively, the Guaranty made by the Borrowers and the Guarantors in favor of the Pari Passu Parties on the Closing Date together with each guaranty supplement delivered pursuant to Section 6.08.
“Guaranty Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Hazardous Material” means any hazardous or toxic material, substance, waste, constituent, compound, pollutant or contaminant in any form, including petroleum (including crude oil or any fraction thereof or any petroleum product or waste) listed under any Environmental Law or subject to regulation under Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Swap Contract.
“Host Community Agreement” means that certain Host Community Agreement approved by the City Council on May 1, 2013 (as amended by the first amendment approved by the City Council on December 23, 2015 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the second amendment thereto approved by the City Council on February 22, 2016 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the third amendment thereto dated August 25, 2017 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the fourth amendment thereto dated July 24, 2018 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp and as may be further amended or otherwise modified from time to time), between the City of Springfield, Massachusetts, MGM Springfield Blue Tarp and MGM Springfield reDevelopment, LLC.
“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary that, as of the last day of the most recently ended Test Period on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $100,000,000.
“Incremental Amount” means ¥22,590,000,000.00 less the aggregate principal amount of all Incremental Facilities previously incurred in reliance on the foregoing.
“Incremental Facilities” has the meaning specified in Section 2.13(a)(ii).
“Incremental Joinder Agreement” has the meaning specified in Section 2.13(b).
“Incremental Lender” has the meaning specified in Section 2.13(a).
“Incremental Loans” has the meaning specified in Section 2.13(a)(ii).
“Incremental Term Commitment” has the meaning specified in Section 2.13(a)(i).
“Incremental Term Facility” has the meaning specified in Section 2.13(a)(i).
“Incremental Term Loan Increase” has the meaning specified in Section 2.13(a)(ii).
“Incremental Term Loans” has the meaning specified in Section 2.13(a)(i).
“Incremental Term Note” means any promissory note executed and delivered in connection with any Incremental Term Commitments and the related Incremental Term Loans, the form of which shall be specified in the applicable Incremental Joinder Agreement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet

(excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Finance Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Guaranty Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee and any other Permitted Non-Recourse Guarantees, which shall not constitute Indebtedness hereunder); provided that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) unredeemed casino chips and tokens and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Borrower Group shall exclude (i) any obligations under the MGM Master Leases, (ii) any obligation of any Loan Party to make any Permitted Affiliate Payments and (iii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Insurance Subsidiaries” means, collectively, MGMM Insurance Company, a Nevada corporation and any Subsidiaries formed for the purpose of facilitating and providing insurance coverage and claims services for the Company and its Subsidiaries.
“Intellectual Property” has the meaning specified in Section 5.22.
“Interest Expense” means, for any Test Period, the sum of interest expense of the Borrower Group for such Test Period as determined in accordance with GAAP, plus, to the extent deducted in arriving at Net Income and without duplication, (a) the interest portion of payments paid or payable (without duplication) on Finance Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent, (l) all interest expense recognized by the Borrower Group under the MGM Master Leases and (m) costs and fees associated with obtaining Swap Contracts and fees payable thereunder, all as calculated in accordance with GAAP.
“Interest Payment Date” means, as to any Benchmark Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Benchmark Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.
“Interest Period” means, (a) as to each TIBOR Loan, the period commencing on the date such TIBOR Loan is disbursed or converted to or continued as a TIBOR Loan and ending on the date one, three or six months thereafter as selected by the Borrower, (b) as to each Interpolated Rate Loan, the period commencing on the date such Interpolated Rate Loan is disbursed or converted to or continued as an Interpolated Rate Loan and ending on the date that is three months thereafter or such shorter period as selected by the Borrower and (c) as to each Benchmark Rate Loan determined in accordance with clause (iii) of the definition of “Benchmark Rate Loan,” the period commencing on the date such Benchmark Rate Loan is disbursed or converted to or continued as such Benchmark Rate Loan and ending on the date one, three or six months thereafter as selected by the Borrower; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Interim Drop-Down Indebtedness” means any short-term or interim Indebtedness intended to be assumed by MGP or one of its Subsidiaries in connection with Section 8.01(t) that is intended to be replaced or refinanced by MGP or such Subsidiary within fifteen (15) days of its initial incurrence.
“International Investments Financing Vehicle Transactions” means the series of transactions, including the issuance of the Specified 2023 Intercompany Note, effected to provide the Borrower with a vehicle to efficiently and quickly finance future international investments, acquisitions and similar corporate transactions permitted under this Agreement.

“Interpolated Rate” means, at any time, with respect to any Interpolated Rate Loan denominated in Yen and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available) that is shorter than the Interest Period and (b) the TIBOR Screen Rate for the shortest period (for which TIBOR Screen Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m. (Tokyo time) two Business Days prior to the commencement of such Interest Period.
“Interpolated Rate Loan” means a Loan that bears interest at a rate based on the Interpolated Rate.
“Investments” means (a) any direct or indirect purchase or other acquisition by any Borrower or any of their respective Subsidiaries of, or of a beneficial interest in, any of the Equity Interest of any other Person (other than a Loan Party) or of the assets of a Person that constitute a business unit; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower or any Subsidiary of any Borrower from any Person, of any Equity Interest of such Person (other than a Loan Party); (c) any direct or indirect loan, advance or capital contribution by any Borrower or any of their respective Subsidiaries to any other Person (other than a Loan Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) any payment under any Guaranty Obligation by such Person in respect of the Indebtedness or other obligation of any other Person. The amount of any Investment at any time shall be the amount actually invested (measured at the time made) (minus any Returns of the Borrowers or a Restricted Subsidiary in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Joint Borrower Provisions” has the meaning specified in Exhibit B.
“Joint Lead Arrangers” means Sumitomo Mitsui Banking Corporation, Mizuho Bank, Ltd. and Wells Fargo Securities, LLC in their capacities as joint lead arrangers for the Term Loan Facility in effect on the Closing Date.
“Joint Venture” means any Person, other than an individual or a Wholly Owned Subsidiary of the Company, in which the Company or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including, without limitation, all Gaming Laws, Liquor Laws and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LCT Election” has the meaning specified in Section 1.12.
“LCT Test Date” has the meaning specified in Section 1.12.

“Leased Property” means the “Leased Property” (as defined in each of the MGM Master Leases, as applicable, from time to time).
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any Incremental Lender from time to time party hereto pursuant to Section 2.13 and includes any Person that becomes an Other Term Lender from time to time party hereto pursuant to Section 2.14.
“Lender Party” has the meaning specified in Section 10.16.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by the Borrowers or the Restricted Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.
“Limited Condition Transaction” means any Permitted Acquisition or other Investment permitted hereunder and any related incurrence of Indebtedness by the Borrowers or one or more of their Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.
“Liquor Authority” has the meaning specified in Section 11.20(a).
“Liquor Laws” has the meaning specified in Section 11.20(a).
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan, an Other Term Loan or an Incremental Term Loan.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Pledge Agreement, the Fee Letter and the Pari Passu Intercreditor Agreement.
“Loan Parties” means, collectively, each Borrower, each Guarantor and each Pledgor.
“Mandalay Propco” means MANDALAY PROPCO, LLC, a Delaware limited liability company.
“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means an event, circumstance, occurrence or condition that has caused or could cause (a) a material adverse effect on the business, assets, properties, or financial condition of the Company and its Subsidiaries (other than any Unrestricted Subsidiary that is a Foreign Subsidiary), taken as a whole, (b) a material impairment of the ability of any Borrower or any material Guarantor, taken as a whole, to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect on the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.
“Material Indebtedness” means any Indebtedness the outstanding principal amount of which is in excess of $250,000,000.
“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means (a) with respect to the Term Loan Facility, October 23, 2030 or if the maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided that, if as of February 9, 2029, Revolving Commitments (as defined in the Existing Credit Agreement) or Revolving Loans (as defined in the Existing Credit Agreement) remain outstanding and have not been extended, replaced or refinanced with Indebtedness with a scheduled maturity date of no earlier than the date that is five years after the Closing Date (or otherwise repaid, retired or defeased), the Maturity Date with respect to the Term Loan Facility shall be February 9, 2029 and (b) with respect to any Incremental Facility, Other Term Loan Facility or Extended Term Loan Facility, such maturity date as is specified in the relevant Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“MGM Grand Propco” means MGM GRAND PROPCO, LLC, a Delaware limited liability company.
“MGM Growth Properties Operating Partnership” means MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.
“MGM Growth Properties Operating Partnership LP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of MGM Growth Properties Operating Partnership, dated as of February 2, 2017, as amended from time to time.
“MGM/GVC Joint Venture Agreements” means that certain (i) Omnibus Services and License Agreement, dated as of July 30, 2018 by and between Gameday Interactive, LLC, a Delaware limited liability company (the “MGM/GVC Joint Venture”), the Company and Marina District Development Company, LLC, a New Jersey limited liability company (“Marina”), (ii) Trademark License Agreement, dated as of July 29, 2018, by and among the Company, Marina, and the MGM/GVC Joint Venture, (iii) Services Agreement, dated as of July 30, 2018, by and between the MGM/GVC Joint Venture and MGM Resorts International Operations, Inc., and (iv) Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2018, by and between GVC Holdings (USA) Inc. and MGM Sports & Interactive Gaming, LLC (as amended to date), each as may be further amended from time to time.
“MGM Master Leases” means, collectively, the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease, the CityCenter Master Lease, The Cosmopolitan Lease and any Similar Lease.

“MGM Mirage Disposition Transaction” means the sale of The Mirage Casino-Hotel by the Company announced on November 3, 2021.
“MGM National Harbor” means the mixed use hotel and casino in National Harbor, Maryland commonly known as MGM National Harbor.
“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, (iii) as amended by the Third Amendment to Hotel and Casino Ground Lease, dated as of August 21, 2017 and (iv) as may be further amended from time to time.
“MGM Operating Subleases” means, collectively, the MGP Operating Subleases, Bellagio Operating Subleases, MGP BREIT JV Operating Subleases, CityCenter Operating Subleases and Cosmopolitan Operating Subleases.
“MGM Springfield” means the mixed use hotel and casino in Springfield, Massachusetts commonly known as MGM Springfield.
“MGM Springfield Blue Tarp” means Blue Tarp reDevelopment, LLC, a Massachusetts limited liability company.
“MGP” means MGM Growth Properties LLC, a Delaware limited liability company.
“MGP BREIT JV” means MGP BREIT VENTURE 1 LLC, a Delaware limited liability company.
“MGP BREIT JV CMBS Debt” means one or more mortgage and mezzanine financings incurred on February 14, 2020 by the MGP BREIT JV or one or more of its wholly owned Subsidiaries (including the MGP BREIT JV Landlord) under the MGP BREIT JV CMBS Debt Agreement.
“MGP BREIT JV CMBS Debt Agreement” means that certain loan agreement by and among Mandalay Propco, MGM Grand Propco, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., Deutsche Bank AG, New York Branch, Société Générale Financial Corporation and Citi Real Estate Funding Inc., dated as of February 14, 2020.
“MGP BREIT JV Debt Guaranty” means that certain Guaranty of the MGP BREIT JV CMBS Debt made by the Company in favor of Citi Real Estate Funding Inc., a New York corporation, Barclays Capital Real Estate Inc., a Delaware corporation, Deutsche Bank AG, New York Branch, a branch of Deutsche Bank AG, a German Bank and Société Générale Financial Corporation, dated as of February 14, 2020.
“MGP BREIT JV Landlord” means MGM Grand Propco and Mandalay Propco, together in their capacity as landlord under the MGP BREIT JV Master Lease, together with each of their permitted successors and assigns.
“MGP BREIT JV Lease Guaranty” means that certain Guaranty made by the Company in favor of Mandalay Propco and MGM Grand Propco, dated as of February 14, 2020.
“MGP BREIT JV Management Agreement” means that certain Management Agreement by and among MGM Grand, LLC and The Signature Condominiums, LLC, dated as of February 14, 2020.

“MGP BREIT JV Master Lease” means that certain Lease by and between MGP BREIT JV Landlord, as the landlord, and MGM Lessee II, LLC, a Delaware limited liability company, as the tenant, dated as of February 14, 2020, as amended from time to time.
“MGP BREIT JV Master Transaction Agreement” means that certain Master Transaction Agreement among the Company, MGM Growth Properties Operating Partnership and BCORE Windmill Parent LLC, dated as of January 14, 2020.
“MGP BREIT JV Operating Subleases” means the “Permitted Subleases” (as defined in the MGP BREIT JV Master Lease from time to time) as amended from time to time.
“MGP BREIT JV Subtenant Guaranty” means that certain Subtenant Guaranty made by Mandalay Bay, LLC, a Nevada limited liability company, Mandalay Place, LLC, a Nevada limited liability company and MGM Grand Hotel, LLC, a Nevada limited liability company and in favor of Mandalay Propco and MGM Grand Propco, dated as of February 14, 2020.
“MGP BREIT JV Tax Protection Agreement” means that certain Tax Protection Agreement among the Borrower, MGM Growth Properties Operating Partnership and MGP BREIT Venture 1 LLC, dated as of February 14, 2020.
“MGP BREIT JV Transaction Agreements” means the MGP BREIT JV Master Transaction Agreement and all agreements contemplated thereby including, among others, the MGP BREIT JV CMBS Debt Agreement, the MGP BREIT JV Debt Guaranty, the MGP BREIT JV Lease Guaranty, the MGP BREIT JV Management Agreement, the MGP BREIT JV Master Lease, the MGP BREIT JV Operating Subleases, the MGP BREIT JV Subtenant Guaranty and the MGP BREIT JV Tax Protection Agreement.
“MGP Class B Share” means the issued and outstanding Class B limited liability company interest of MGP.
“MGP Landlord” means MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the MGP Master Lease, and its successor or assigns in such capacity.
“MGP Master Lease” means the Master Lease by and between MGP Landlord and MGP Tenant, dated as of April 25, 2016, as amended from time to time, including as amended by the Seventh Amendment to Master Lease, dated as of October 29, 2021.
“MGP Operating Subleases” means the “Operating Subleases” (as defined in the MGP Master Lease from time to time) as may be amended from time to time.
“MGP Tenant” means MGM Lessee LLC, a Delaware limited liability company, in its capacity as tenant under the MGP Master Lease, and its successors and assigns in such capacity.
“MGP Transaction Agreements” means that certain Master Transaction Agreement by and among MGM Growth Properties LLC, MGM Growth Properties Operating Partnership LP, VICI Properties Inc., VICI Properties OP LLC, VICI Properties L.P., Venus Sub LLC and the Company, dated as of August 4, 2021 and all agreements contemplated thereby.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Affiliate is then making or accruing an obligation to make contributions,

(b) to which any ERISA Affiliate has within the preceding five plan years made or had an obligation to make contributions, including any Person which ceased to be an ERISA Affiliate during such five-year period or (c) with respect to which any Borrower or any Restricted Subsidiary is reasonably likely to incur liability under Title IV of ERISA.
“Net Available Proceeds” means:
(a)    in the case of any Specified Disposition, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Company or any Subsidiary directly or indirectly in connection with such Specified Disposition, net (without duplication) of (A) the amount of all fees and expenses and transaction costs paid by or on behalf of the Company or any Subsidiary in connection with such Specified Disposition (including, without limitation, any underwriting, brokerage or other customary selling commissions or discounts and legal, accounting and other advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company Party as a result of such Specified Disposition (after application of all credits and other offsets that arise from such Specified Disposition); (C) any repayments by or on behalf of any Company Party of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Encumbrance or any other Lien permitted by Section 8.03 on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company Party) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Specified Disposition and retained by the Company or any of its Subsidiaries after such Specified Disposition and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Specified Disposition; and
(b)    in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.
“Net Income” means, with respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person for that period, determined in accordance with GAAP.
“Net Indebtedness” means, as at any date of determination Total Indebtedness minus Unrestricted Cash.
“New Financing” has the meaning specified in Section 2.04(a).
“New Parent” has the meaning specified in the definition of “Permitted Parent Reorganization.”
“Non-Compliant Lender” has the meaning specified in Section 11.13.
“Non-Consenting Lender” has the meaning specified in Section 11.13.
“Non-Control Subsidiaries” means each Subsidiary of the Company in respect of which the Company and its other Subsidiaries do not have the collective right to elect a majority of the board of directors or other equivalent governing body, or otherwise lack the power to direct the management of such Subsidiary, and which is identified by the Company as a “Non-Control Subsidiary” in a notice to the Administrative Agent; provided that the failure to give such notice shall not affect such designation.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Designated Property” means each of Beau Rivage Resort & Casino, Borgata Hotel Casino & Spa, Empire City Casino, Excalibur Hotel & Casino, Luxor Resort & Casino, Mandalay Bay Resort & Casino, New York-New York Hotel & Casino, MGM Northfield Park, Park MGM Las Vegas and Vdara Hotel & Spa.
“Non-Designated Property Operating Entity” means each Operating Entity that operates a Non-Designated Property.
“Non-Extending Lender” has the meaning specified in Section 2.15(c).
“Note” means an Incremental Term Note, a Term Note, an Other Term Note or an Extended Term Note, as the context may require.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, Pari Passu Cash Management Agreement or Pari Passu Hedge Agreement or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, excluding, in each case, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.
“Officer’s Certificate” means, as applied to any entity, a certificate executed on behalf of such entity by its Responsible Officer.
“OP Units” means the Partnership Units (as defined in the MGM Growth Properties Operating Partnership LP Agreement) held by each Limited Partner (as defined in the MGM Growth Properties Operating Partnership LP Agreement) of MGM Growth Properties Operating Partnership.
“Operating Entity” means each of Aria Resort & Casino Holdings, LLC, Beau Rivage Resorts, LLC, Bellagio, LLC, Mandalay Bay, LLC, Marina District Development Company, LLC, MGM Grand Hotel, LLC, MGM Yonkers, Inc., New Castle, LLC, New York-New York Hotel & Casino, LLC, Northfield Park Associates LLC, Park MGM, LLC, Ramparts, LLC and CityCenter Vdara Development, LLC, in each case, including any successor thereof.
“Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax, other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).
“Other Term Commitment” means one or more Tranches of term commitments hereunder that result from a Refinancing Amendment.
“Other Term Lender” means a Lender in respect of Other Term Loans.
“Other Term Loan Borrowing” means a borrowing consisting of simultaneous Other Term Loans of the same Type and, in the case of Benchmark Rate Loans, having the same Interest Period made by each of the Other Term Lenders pursuant to the relevant Refinancing Amendment.
“Other Term Loan Facility” means any credit facility comprising a Tranche of Other Term Loans.
“Other Term Loans” means one or more Tranches of Term Loans that result from a Refinancing Amendment.
“Other Term Note” means any promissory note executed and delivered in connection with any Other Term Loans, the form of which shall be specified in the applicable Refinancing Amendment.
“Outstanding Amount” means, with respect to Term Loans, Other Term Loans, Incremental Loans and Extended Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Incremental Term Loans, Other Term Loans and Extended Term Loans, as the case may be, occurring on such date.
“Parent Entity” means any direct or indirect parent of a Person.
“Pari Passu Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Pari Passu Hedge Agreement” means any Swap Contract permitted under Article VIII that is entered into by and between any Loan Party and any Hedge Bank.
“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the Closing Date, by and between Bank of America, N.A., as administrative agent under the Existing Credit Agreement, and SMBC, as Administrative Agent, and acknowledged to by the Company.
“Pari Passu Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(e).
“Party” means any Person other than the Administrative Agent or any Lender which now or hereafter is a party to any of the Loan Documents.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to Title IV of ERISA and is maintained by any ERISA Affiliate or to which any ERISA Affiliate contributes or has an obligation to contribute.
“Permits” has the meaning specified in Section 5.20.
“Permitted Acquisitions” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrowers or the Restricted Subsidiaries of all or substantially all the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person or any Joint Venture, or which results in the Company owning (directly or indirectly) more than 50% of the Equity Interests in a Person; provided, each Person acquired or formed in connection with, or holding the assets to be acquired pursuant to, such acquisitions shall become a Guarantor to the extent required by, and in accordance with, Section 6.08.
“Permitted Affiliate Payments” means (i) payments by a Loan Party to or on behalf of an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity consisting of reimbursement at actual cost (or a good faith estimate thereof) for bona fide services rendered by such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity and (ii) costs or expenses advanced by such Loan Party to or on behalf of such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity in the ordinary course of business, in each case, which payments or advances are to be reimbursed by such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Borrowers in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrowers from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrowers from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Debt Conditions” means, in respect of any unsecured Indebtedness, that such Indebtedness (i) does not have a stated maturity prior to the date that is 91 days after the Final Maturity Date in effect at the time of issuance of that Indebtedness (excluding Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations and as required by Gaming Laws and in connection with escrowed proceeds or similar special mandatory redemption provisions) (excluding Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after such Final Maturity Date), in each case prior to the Final Maturity Date then in effect at the time of issuance and

(iii) contains (x) covenants and events of default that reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as determined in good faith by the Company) or (y) terms and conditions not materially less favorable to the Company, taken as a whole, than the terms and conditions of such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (as determined in good faith by the Company) (other than any covenants or any other provisions applicable only to periods after the latest Maturity Date as of such date or which are on then current market terms for the applicable type of Indebtedness); it being agreed that covenants substantially similar to those in the senior secured notes indentures previously entered into by the Company are not materially less favorable to the Company than those set forth in this Agreement.
“Permitted Encumbrances” means:
(a)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable Law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
(b)    Liens for Taxes and assessments on Property which are not yet past due; or Liens for Taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
(c)    minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
(f)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;
(g)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;
(h)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i)    statutory Liens, other than those described in clause (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;
(j)    covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or the use of the Property for the purposes for which it is or may reasonably be expected to be held;
(k)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;
(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(m)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which a Borrower, a Restricted Subsidiary, or an Affiliate of one of the foregoing is a party as lessee (which, for the avoidance of doubt, includes the MGM Operating Subleases and similar subleases);
(n)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);
(o)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;
(p)    Liens consisting of deposits of Property to secure statutory obligations of a Borrower or a Restricted Subsidiary of any Borrower;
(q)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which a Borrower or a Restricted Subsidiary is a party;
(r)    Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the relevant Borrower or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;
(s)    non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Borrowers and the Restricted Subsidiaries of the Borrowers, taken as a whole;
(t)    Liens arising under applicable Gaming Laws or Liquor Laws;
(u)    Liens consisting of an agreement to convey, sell, lease, transfer or otherwise dispose of any property in an Asset Sale permitted by Section 8.01, solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

(v)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Borrower or any Restricted Subsidiary in the ordinary course of business;
(w)     Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;
(x)     Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;
(y)    (i) Liens pursuant to operating leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing Gaming Facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Borrowers or their Restricted Subsidiaries, which Liens, operating leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;
(z)    licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrowers and the Subsidiaries of the Borrowers, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Borrowers or the Subsidiaries of the Borrowers and the applicable Borrower or applicable Subsidiary remains the primary operator of such property;
(aa)    Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;
(bb)    (i) Liens on capital stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;
(cc)    Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;
(dd)    any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;
(ee)    Liens in favor of any Borrower or any Guarantor; provided that any such Lien on any Pledged Equity shall be junior in priority to the Liens securing the Obligations;
(ff)    Acceptable Land Use Arrangements, including Liens related thereto;
(gg)    Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or any other transaction not prohibited under this Agreement, including in connection with the development of any casino resorts or similar properties or any transaction not prohibited under this Agreement;

(hh)    Liens incurred to secure obligations in respect of letters of credit (to the extent such letter of credit is cash collateralized or backstopped by another letter credit) in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 1.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding; and
(ii)    Liens in favor of the applicable landlord as set forth in the MGM Master Leases and the MGM Operating Subleases, including Liens on (i) the Tenant’s Pledged Property (as defined in the MGM Master Leases) pursuant to Section 6.4(c) of the MGM Master Leases, (ii) the Restricted Reserve Accounts (as defined in the MGM Master Leases), (iii) the Hotel Trademarks (as defined in the MGM Master Leases, if applicable), if any, and Liens on the MGP BREIT JV Management Agreement.
“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided in the ordinary course of business by any Borrower or its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to any Borrower or any Restricted Subsidiary of such Borrower except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).
“Permitted Parent Reorganization” means the entry by the Company into any reorganization pursuant to Section 251(g) of the General Corporation Law of the State of Delaware pursuant to which a new holding company structure is implemented above the Company; provided that (w) upon such reorganization the new holding company (the “New Parent”) shall be organized under the laws of the United States, any state thereof, or the District of Columbia, (x) the New Parent shall own all of the Equity Interests (other than directors’ qualifying shares, nominee shares or other similar securities) of the Company, (y) the direct or indirect holders of the voting stock of the New Parent immediately following such reorganization transaction are substantially the same as the holders of the voting stock of the Company immediately prior to such reorganization transaction and (z) the Company shall provide documentation and other evidence with respect to the New Parent as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under the USA PATRIOT Act, under similar regulations and, if such New Parent qualifies as a “legal entity customer,” under the Beneficial Ownership Regulation.
“Permitted Refinancing” means any Indebtedness with respect to which the application of proceeds of such Indebtedness is used directly or indirectly to effect the modification, refinancing, replacement, refunding, renewal or extension of existing Indebtedness (as determined by the Borrowers in their reasonable discretion) (without, for the avoidance of doubt, regard to the maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and without requiring that any such proceeds be used contemporaneously to repay such debt); provided that (other than with respect to Section 8.04(e)): (a) (other than with respect to Section 8.04(c)) any such Indebtedness shall (i) not have a stated maturity or weighted average life to maturity that is shorter than that of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Indebtedness) (excluding in the case of this clause (i), Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after the latest maturity date of such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced, (iii) be in a principal amount that does not exceed an amount equal to the sum of the principal amount so refinanced, plus an amount equal to any existing commitments unutilized thereunder, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and expenses of the Borrowers and the Restricted Subsidiaries incurred in connection with such refinancing, plus any additional amounts permitted to be incurred pursuant to Section 8.04 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 8.03) and (iv) in the case of the modification, refinancing, replacement, refunding, renewal or extension of any unsecured Indebtedness, the Permitted Debt Conditions are satisfied; and (b) the sole obligor on such Indebtedness shall be the Company or the original obligor on such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that (i) any guarantor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended shall be permitted to guarantee the refinancing Indebtedness (subject to receipt of any required approvals from any Gaming Authority) and (ii) any Loan Party shall be permitted to guarantee any such Indebtedness of any other Loan Party.
“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries pursuant to Section 8.01(n); provided that Sale Leasebacks with MGP or its Subsidiaries or their respective Affiliates entered into in compliance with this Agreement shall constitute “Permitted Sale Leasebacks.”
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Borrowers substantially concurrently with any purchase by the Borrowers of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan of Reorganization” has the meaning specified in Section 11.06(i)(iii).
“Platform” has the meaning specified in Section 7.01.
“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, among the Pledgors and the Administrative Agent, together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 6.09, in each case as amended, supplemented or modified.
“Pledged Equity” has the meaning specified in the Pledge Agreement.
“Pledgor” means any Loan Party or member of the Borrower Group that directly owns Equity Interests of an Operating Entity. As of the Closing Date, effective upon receipt of the approval of the applicable Gaming Authority (as indicated in Section 4.01(a)(iii)), the Pledgors are MGM Resorts International, Mirage Resorts, LLC, CityCenter Land, LLC, Mandalay Resort Group and Marina District Development Holding Co., LLC.
“Prepayment Restricted Indebtedness” means any series, class or issue of Indebtedness (other than intercompany Indebtedness) (i) that is contractually subordinated in right of payment to the Obligations or that is secured by a Lien that is junior in priority to the Liens securing the Obligations and (ii) the original aggregate principal amount of which is in excess of the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) on the date of issuance thereof.

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.11.
“Projections” has the meaning specified in Section 5.13.
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person owned by the first Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.01.
“QFC Credit Support” has the meaning specified in Section 11.24.
“Qualified Contingent Obligation” means contingent obligations in respect of (a) Indebtedness of any Joint Venture in which Company or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of Gaming Facilities (and properties ancillary or related thereto) with respect to which Company or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such contingent obligations are incurred.
“Qualified ECP Guarantor” means, with respect to any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.
“Qualifying Act of Terrorism” means (a) any Act of Terrorism which occurs on any property of a Borrower or any Subsidiary of the Company or in which a Borrower or any Subsidiary of the Company, or any property of any of them, is the target or (b) any Act of Terrorism which occurs at any gaming facility or material hospitality or entertainment establishment in any market in which a Borrower or any Subsidiary of the Company operates a Gaming Facility.
“Qualifying Bridge Loans” means customary bridge loans with a maturity date of no later than one year from incurrence that are convertible or exchangeable into other debt instruments (but, for the avoidance of doubt, not any loans, securities or other debt which are exchanged for or otherwise replace such bridge loans).
“Ratio Debt Basket” has the meaning specified in Section 8.04(m).
“Real Property” means (i) each parcel of real property leased or operated by the Borrowers or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Borrowers or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.
“refinance” means refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.
“Refinancing Amendment” means an amendment to this Agreement reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.14.
“Register” has the meaning specified in Section 11.06(c).
“Regulations T, U and X” means Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224), respectively, of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Indemnified Person” of an Indemnitee means (a) any controlling Person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition shall be limited to a controlled Affiliate or controlling Person involved in the negotiation or syndication of the Term Loan Facility.
“Related Parties” means, with respect to any Person, that Person, its Affiliates and their respective partners, directors, officers, employees, agents, trustees and advisors.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material, into, from or through the Environment.
“Relevant Notes Prepayment Date” means the date on which the Company’s indentures governing its senior unsecured notes requiring the designation of certain Subsidiaries of the Company as “Designated Restricted Entities” hereunder are repaid in full and terminated.
“Removal Effective Date” has the meaning specified in Section 10.06(b).
“Rent-Adjusted Total Net Leverage Ratio” means, as of any date of determination, ratio of (a) the aggregate amount of Net Indebtedness of the Borrower Group as of such date plus (x) 8.00 to 1.00 multiplied by (y) annual rent payments of the Borrower Group incurred under the MGM Master Leases (excluding any ground leases) to (b) Borrower Group EBITDA for the most recently ended Test Period, excluding annual rent payments of the Borrower Group incurred under the MGM Master Leases (excluding any ground leases); provided that for purposes of calculating the Rent-Adjusted Total Net Leverage Ratio, Borrower Group EBITDA for the fiscal quarter in which a Qualifying Act of Terrorism shall have occurred and the next two succeeding fiscal quarters thereafter shall, in each case, be the greater of (a) Substituted Borrower Group EBITDA and (b) actual Borrower Group EBITDA for such fiscal quarter.
“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.
“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders representing more than 50% of the total Loans and/or Commitments of all Lenders of such Class. The Loans or Commitments of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Loans and unused Commitments on such date; provided that the portion of the Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Rescindable Amount” has the meaning specified in Section 2.11(b)(ii).
“Resignation Effective Date” has the meaning specified in Section 10.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the Company’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents, senior vice presidents and vice presidents and, regardless of designation, the chief financial officer of the Company, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and other action, as applicable, on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the holders of the Equity Interests in such Person; provided that (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Company in connection with the issuance of such Convertible Debt, (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt, (iii) Permitted Affiliate Payments and (iv) any acquisition or Investment to the extent made using Equity Interests of the Company, in each case, shall not be considered to be a “Restricted Payment”.

“Restricted Subsidiaries” means all existing and future Subsidiaries of the Company other than the Unrestricted Subsidiaries. For the avoidance of doubt, upon the occurrence of the Relevant Notes Prepayment Date the Designated Restricted Subsidiaries as of immediately prior thereto shall automatically become Restricted Subsidiaries hereunder.
“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise), extinguishment of obligations and other amounts received or realized in respect of such Investment.
“Revocation” has the meaning specified in Section 6.10(b).
“S&P” means S&P Global Ratings, a business of S&P Global Inc., and any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by any Sanctions Authority.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person 50% or more owned or controlled by any such Person described in clause (a) or (b) above.
“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, the United Kingdom (including, without limitation, His Majesty’s Treasury), Global Affairs Canada or any other relevant sanctions authority with jurisdiction over any Borrower.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Similar Lease” means any triple net real estate lease arrangement or any lease entered into in connection therewith (including, without limitation, any ground lease or other similar lease) that (x) reflects commercially reasonable terms at the time entered into (as determined in good faith by the Company) or (y) is permitted by Section 1.5 and Section 22.7 of the MGM Master Leases, if applicable, as in effect on the Closing Date.
“SMBC” means Sumitomo Mitsui Banking Corporation and its successors.
“Solvent” and “Solvency” means, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.
“SPC” has the meaning specified in Section 11.06(h).
“Specified Consents” has the meaning specified in Section 4.01(a)(iii).
“Specified Disposition” has the meaning assigned to such term in the Existing Credit Agreement (as in effect as of the Closing Date).
“Specified 2023 Intercompany Note” shall mean that certain Subordinated Intercompany Loan Agreement substantially in the form attached to the First Amendment to the Existing Credit Agreement as Exhibit A (as it may be amended, restated, amended and restated, replaced, transferred, supplemented or otherwise modified from time to time, including to upsize the Indebtedness outstanding thereunder up to an aggregate amount no greater than $3,000,000,000), between the Company, as borrower, and MGM Resorts Financial, LLC, as lender.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.15).
“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other acquisition or the opening of a new development project, (d) any Asset Sale, or any designation or redesignation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company, (e) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, in each case under this clause (e), with a fair market value of at least $10,000,000 or constituting all or substantially all of the assets of a Person and (f) the entering into of the MGM Master Leases or any amendment, modification or waiver to any provision of the MGM Master Leases.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, and/or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a Subsidiary or to Subsidiaries shall refer to a Subsidiary or Subsidiaries of the Company.
“Substituted Borrower Group EBITDA” means, for any fiscal period, the greater of Borrower Group EBITDA for the fiscal quarter (a) during the immediately preceding fiscal year corresponding to such fiscal quarter and (b) immediately preceding the fiscal quarter in which the applicable Qualifying Act of Terrorism shall have occurred, in the case of this clause (b) subject to customary seasonal adjustments (as determined in good faith by the Borrowers).
“Successor Rate” has the meaning specified in Section 3.03.
“Supported QFC” has the meaning specified in Section 11.24.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute a Swap Contract.
“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligations.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” has the meaning specified in Section 2.01(a).
“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements) and (b) the termination of the Commitments.
“Test Period” means for any date of determination the period of the four most recently ended consecutive Fiscal Quarters of Borrowers and the Restricted Subsidiaries for which financial statements have been delivered in accordance with Section 7.01(a) or Section 7.01(b).
“The Cosmopolitan Lease” means the Lease to be entered into by and between MARKER LV PROPCO LLC, as the landlord and NEVADA PROPERTY 1 LLC, as the tenant, in substantially the form of Exhibit B to The Cosmopolitan Purchase Agreement.
“The Cosmopolitan Operating Subleases” means the “Operating Subleases” (as defined in The Cosmopolitan Lease from time to time).
“The Cosmopolitan Purchase Agreement” means that certain Purchase Agreement by and among MGM Resorts International, BRE SPADE PARENT LLC, BRE SPADE PROPCO HOLDINGS LLC, BRE SPADE MEZZ 1 LLC and BRE SPADE VOTECO LLC dated as of September 26, 2021.
“The Cosmopolitan Transaction Agreements” means The Cosmopolitan Purchase Agreement, The Cosmopolitan Lease, The Cosmopolitan Operating Subleases and all agreements contemplated thereby.
“TIBOR Loan” means a Loan that bears interest at a rate based on the TIBOR Rate.
“TIBOR Rate” means, with respect to any TIBOR Rate borrowing for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than 0.00%, the TIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Total Assets” means, as of any date of determination, the total assets of the Borrowers and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered in accordance with Section 7.01(a) or Section 7.01(b).
“Total Indebtedness” means, as at any date of determination, the aggregate principal amount of all outstanding Indebtedness of the Borrower Group (other than any such Indebtedness that has been Discharged) consisting of (w) Indebtedness of the kind described in clause (a) of the definition of “Indebtedness,” (x) Indebtedness evidenced by promissory notes and similar instruments and (y) Guaranty Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (ii) below); provided that Total Indebtedness shall not include (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder, (ii) Guaranty Obligations (provided, however, that if and when any such Guaranty Obligation for Indebtedness is demanded for payment from the Company or any of its Restricted Subsidiaries, then the amounts of such Guaranty Obligation shall be included in such calculations) and (iii) Indebtedness evidenced by the Specified 2023 Intercompany Note. For the avoidance of doubt, any obligation of any Loan Party to make Permitted Affiliate Payments shall not be considered “Total Indebtedness”.
“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans as of such date.
“Trade Date” has the meaning specified in Section 11.06(i)(i).
“Tranche” means (i) when used with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loans or Term Commitments, (b) Lenders having such other Tranche of Term Loans or Term Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment and (c) Lenders having Incremental Term Commitments or Incremental Term Loans created pursuant to an Incremental Joinder Agreement and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Term Loans or Term Commitments, (b) such other Tranche of Term Commitments or Term Loans created pursuant to an Extension Amendment, Refinancing Amendment or Incremental Joinder Agreement and (c) Incremental Term Commitments or Incremental Term Loans created pursuant to an Incremental Joinder Agreement.
“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and (b) the payment of certain fees and expenses incurred in connection with the consummation of the foregoing.
“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.
“Type” means, with respect to a Loan, its character as a TIBOR Loan, an Interpolated Rate Loan or other Benchmark Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unconsolidated Affiliate” means any Person for which any Person in the Borrower Group accounts for its interests in such person under the equity method of accounting in accordance with GAAP.
“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as of any date of determination, all cash and Cash Equivalents included in the balance sheets of any Person in the Borrower Group as of such date that, in each case, are free and clear of all Liens, other than (i) Liens in favor of the Administrative Agent for the benefit of the Pari Passu Parties and non-consensual Liens that are Permitted Encumbrances (other than clause (x) (so long as any related Indebtedness has been legally discharged) or (y)(ii) of the definition thereof) and (ii) Liens on FF&E reserves established pursuant to the MGM Master Leases, but excluding all cash and Cash Equivalents of the Borrower Group held in casino cages.
“Unrestricted Subsidiaries” means (a) any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary and any FSHCO, (b) MGP and its Subsidiaries, (c) the Insurance Subsidiaries, (d) Non-Control Subsidiaries, (e) each Subsidiary of the Company designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 6.10 and Section 8.06, (f) prior to the Relevant Notes Prepayment Date, the Designated Restricted Entities and (g) any Subsidiary of a Person that is an Unrestricted Subsidiary of the type described in clauses (a) through (f) above.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).
“VICI Tax Protection Agreement” means that certain Tax Protection Agreement among VICI Properties OP LLC, the Borrower, MGM Yonkers, Inc., Blue Tarp ReDevelopment, LLC and VICI Properties, Inc., entered into as of April 29, 2022.
“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than directors’ qualifying shares, nominee shares or other similar securities) are directly or indirectly owned or controlled by such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Company.
“Withdrawal Liability” means liability by an ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” means the Japanese yen.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word “lease” shall be construed to mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), as in effect from time to time.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each entity in which the Company has a variable interest that the Company is required to consolidate pursuant to FASB Accounting Standards Codification 810 “Consolidation,” as if such entity were a Subsidiary as defined herein.
1.04Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.06[Reserved].
1.07Exchange Rates; Currency Equivalents Generally.
(a)Any amount specified in this Agreement (other than in the definition of “Term Commitment” and in Articles II, IX and X) or any of the other Loan Documents to be (I) in Dollars shall also include the equivalent of such amount in any currency other than Dollars and (II) in Yen shall also include the equivalent of such amount in any currency other than Yen, (i) such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars or Yen, as applicable and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).
1.08[Reserved].
1.09Change of Currency.
(a)[Reserved].
(b)[Reserved].

(c)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.
1.10Effect of Relevant Notes Prepayment Date on Designated Restricted Entities. Upon the occurrence of the Relevant Notes Prepayment Date all Subsidiaries that were Designated Restricted Entities as of immediately prior to such date shall automatically be deemed to be Restricted Subsidiaries for all purposes hereunder. From and after the Relevant Notes Prepayment Date, (x) Section 8.11 (other than the provisions in Section 8.11(i)(y), Section 8.11(i)(z) and Section 8.11(iv)(z)) and all other provisions applicable to Designated Restricted Entities shall become null and void solely as they relate to Designated Restricted Entities and (y) any winding up, liquidation, dissolution, merger, consolidation, Asset Sale, Specified Disposition, Lien, Indebtedness, Investment or transaction with an Affiliate previously taken, effected, incurred or made by a Designated Restricted Entity in accordance with Section 8.11 shall be deemed to have been permitted to be taken, effected, incurred or made under Section 8.01, 8.03, 8.04, 8.06 or 6.13, as applicable.
1.11Pro Forma Calculations.
(a)Notwithstanding anything to the contrary herein, the Rent-Adjusted Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.11; provided that notwithstanding anything to the contrary in clause (b) or (c) of this Section 1.11 when calculating the Rent-Adjusted Total Net Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant pursuant to Section 8.12, the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)For purposes of calculating the Rent-Adjusted Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) except as set forth in Section 1.11(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA or Borrower Group EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.11, then the Rent-Adjusted Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.
(c)In the event that the Company or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculation of the Rent-Adjusted Total Net Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) except as set forth in Section 1.11(a), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Rent-Adjusted Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment or discharge of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. If the Company or any Restricted Subsidiary provides an irrevocable notice of a redemption of any debt securities, then the Rent-Adjusted Total Net Leverage Ratio shall be calculated giving pro forma effect to such redemption, to the extent required, as if the same had occurred on the date the notice of redemption was delivered.

(d)When used in reference to the calculation of the Rent-Adjusted Total Net Leverage Ratio for purposes of determining actual compliance with Section 8.12 (and not Pro Forma Compliance or compliance on a Pro Forma Basis), references to the date of determination shall mean the last day of the relevant Fiscal Quarter then being tested. When used in reference to the calculation of the Rent-Adjusted Total Net Leverage Ratio for purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis (other than for purposes of actual compliance with Section 8.12), references to the date of determination shall mean the calculation of the Rent-Adjusted Total Net Leverage Ratio as of the last day of the most recent Test Period on a Pro Forma Basis.
1.12Timing of Conditions Related to Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with any applicable conditions to the consummation of any Limited Condition Transaction (including, without limitation, any Default or Event of Default condition), the date of determination of such applicable conditions shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such applicable conditions are calculated as if such Limited Condition Transaction and other related transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements have been delivered to the Administrative Agent in accordance with Section 7.01(a) or Section 7.01(b), the applicable Borrower or Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with the applicable conditions thereto, such applicable conditions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 9.01(a) or 9.01(i) shall be continuing on the date such Limited Condition Transaction is actually consummated.  For the avoidance of doubt, if an LCT Election is made, the applicable conditions thereto shall not be tested at the time of consummation of such Limited Condition Transaction.  If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated both (x) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated, and the applicable action shall only be permitted if there is sufficient availability under the applicable ratio or basket under both of the calculations pursuant to clause (x) and (y).
1.13Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any alternate interest rate pursuant to Section 3.03 (or any component of any of the foregoing) or the effect of any of the foregoing. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any alternate interest rate pursuant to Section 3.03) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the

Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any alternate interest rate pursuant to Section 3.03) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE IICOMMITMENTS AND CREDIT EXTENSIONS
2.01The Loans.
(a)The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan (the “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Benchmark Rate Loans, as further provided herein.
(b)Subject to Section 3.06, each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
2.02Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to another, and each continuation of Benchmark Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent in the form of a written Committed Loan Notice, signed by a Responsible Officer. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Benchmark Rate Loans or of any conversion of Benchmark Rate Loans. Each Borrowing of, conversion to or continuation of Benchmark Rate Loans shall be in a principal amount of ¥500,000,000 or a whole multiple of ¥200,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to another, or a continuation of Benchmark Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Benchmark Rate Loans. Any such automatic conversion to Benchmark Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Benchmark Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Benchmark Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Benchmark Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers, as specified in such Committed Loan Notice, on the books of SMBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.
(c)Except as otherwise provided herein, a Benchmark Rate Loan may be continued or converted only on the last day of an Interest Period for such Benchmark Rate Loan, as applicable. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may require by notice to the Borrowers that no Loans may be requested as, or converted to, Benchmark Rate Loans.
(d)The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Benchmark Rate Loans upon determination of such interest rate.
(e)After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Loan Facility. The maximum number of Interest Periods in respect of any Incremental Term Facility, Other Term Facility or Extended Term Facility shall be set forth in the relevant Refinancing Amendment, Incremental Joinder Agreement or Extension Amendment, as applicable.
(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent, and such Lender.
2.03[Reserved].
2.04Prepayments and Termination.
(a)Optional. Subject to the last sentence of this Section 2.04(a), any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 9:00 a.m. three Business Days prior to any date of prepayment of Benchmark Rate Loans and (B) any prepayment of Benchmark Rate Loans shall be in a principal amount of ¥200,000,000 or a whole multiple of ¥100,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Types of Loans to be prepaid and, if Benchmark Rate Loans are to be prepaid, the Interest Periods of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of a prepayment of a TIBOR Loan or Interpolated Rate Loan, any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked if such New Financing is not consummated.
(b)Mandatory.
(i)[Reserved].
(ii)[Reserved].
(iii)[Reserved].
(iv)Within ten days after the receipt by any Borrower or any Restricted Subsidiary of any Net Available Proceeds from any Debt Issuance, such Borrower or Restricted Subsidiary, as applicable, shall prepay Term Loans in an amount equal to (i) 100% of the Net Available Proceeds of any such Debt Issuance minus (ii) the aggregate amount of Revolving Commitments (as defined therein) that shall have been permanently reduced by such Net Available Proceeds pursuant to Section 2.04(b)(iv) of the Existing Credit Agreement.

2.05Termination or Reduction of Commitments.
(a)[Reserved].
(b)Mandatory.
(i)The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
(ii)[Reserved].
(iii)After any Incremental Term Loans are made, the relevant portion of any Incremental Term Commitments shall be automatically and permanently reduced to zero.
2.06Repayment of Loans.
(a)Term Loans. The Borrowers shall repay to the Lenders on the Maturity Date for the Term Loan Facility the aggregate principal amount of all Term Loans outstanding on such date.
(b)Extended Term Loans; Other Term Loans. The Borrowers shall repay to the Extending Lenders and the Other Term Lenders, as applicable, the aggregate principal amount of all Extended Term Loans and Other Term Loans, respectively, outstanding on the Maturity Date for such Extended Term Facility and such Other Term Facility, as specified in the applicable Extension Amendment or Refinancing Amendment.
(c)Incremental Term Loans. Incremental Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such Incremental Term Loans were made, subject, however, to Section 2.13(b); provided that each of the parties hereto hereby agrees that upon the implementation of any Incremental Term Loan Increase, the Administrative Agent may, in consultation with the Borrowers, adjust the amortization applicable to then outstanding term loans in order to achieve fungibility between the then outstanding term loans and the Incremental Term Loan Increase.

2.07Interest.
(a)Subject to the provisions of Section 2.07(b), each Benchmark Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Benchmark Rate for such Interest Period plus the Applicable Rate for such Facility.
(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default (other than as set forth in clauses (b)(i) and (b)(ii) above) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no amount shall accrue or be payable pursuant to this Section 2.07(b)(iii) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08Fees.
(a)[Reserved].
(b)Other Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09Computation of Interest and Fees.
(a)    All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    In the event that the Company or the Lenders determine that (i) the Rent-Adjusted Total Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Rent-Adjusted Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.07(b) or under Article IX.
2.10Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.11Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Yen and in immediately available funds not later than 12:00 p.m. (noon) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. (noon) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments shall be made in the currency in which the related Loan is denominated.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Benchmark Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender (severally) and each Borrower (jointly and severally with any other Borrower but severally and not jointly with the applicable Lender) agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Benchmark Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.
With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed) or (3) the Administrative Agent for any reason otherwise erroneously made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
    (i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
    (ii)    the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.13Incremental Facilities.
(a)Borrower Request. The Borrowers may, at any time or from time to time on one or more occasions, by written notice to the Administrative Agent, request the establishment of (i) one or more term loan facilities (each, an “Incremental Term Facility,” any term loans made thereunder, “Incremental Term Loans” and the related commitments for such Incremental Term Loans, “Incremental Term Commitments”) or (ii) increases to the aggregate principal amount of any then-existing Facility (an “Incremental Term Loan Increase” and, together with any Incremental Term Facility, the “Incremental Facilities,” and any Loans thereunder, the “Incremental Loans”); provided that the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Amount at such time. Each such notice shall specify the identity of each Eligible Assignee (and any existing Lender) to whom the Borrowers propose any portion of such Incremental Facilities be allocated and the amounts of such allocations; provided, that (A) any existing Lender approached to provide all or a portion of the Incremental Facilities may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Facilities offered to it and (B) any Eligible Assignee that is not an existing Lender which agrees to make available an Incremental Facility shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (each Incremental Lender or existing Lender which agrees to make available an Incremental Facility shall be referred to as an “Incremental Lender”).
(b)Incremental Effective Date. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement pursuant to a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) and, as appropriate, the other Loan Documents, executed by the Borrowers, the Administrative Agent (such consent not to be unreasonably withheld or delayed) and each Incremental Lender making or providing such Commitment, reasonably satisfactory to each of them (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrowers, to give effect to the terms and provisions of any Incremental Facilities (and any Loans made in respect thereof)), subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.13. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.13. If the Incremental Facilities are provided in accordance with this Section 2.13, the Borrowers shall determine the effective date and the final allocation of such Incremental Facilities. The effectiveness of any Incremental Joinder Agreement and the occurrence of any credit event pursuant to such Incremental Joinder Agreement shall be subject to the satisfaction of the following conditions precedent:
    (i)    the conditions set forth in Section 4.02(b) shall be satisfied with respect to the effectiveness of the applicable Incremental Facility;
    (ii)    all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid;
    (iii)    the Borrowers shall deliver or cause to be delivered any legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Loan Party in connection with any such Incremental Facility; and
    (iv)    an Incremental Joinder Agreement shall have been duly executed and delivered by the Borrowers, the Administrative Agent and each applicable Incremental Lender making or providing such Incremental Facility.

Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.13 unless on the date of such effectiveness (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the Incremental Facilities and the Loans thereunder are secured by the Collateral, and (iii) the incurrence of such Loans will not require the granting of Liens on the Collateral or any other material property of the Loan Parties to the holder of any Material Indebtedness (including pursuant to the equal and ratable lien requirements in certain of the Company’s existing senior unsecured notes).
Notwithstanding anything to the contrary in this Section 2.13 or in any other provisions of any Loan Document, if the proceeds of any Incremental Term Loans are intended to be applied to finance an acquisition and the Lenders or additional Lender providing such Incremental Term Loans so agree, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality; provided that in any event such Incremental Term Facility shall be subject to no Default or Event of Default under Section 9.01(a) or (i).
Upon the effectiveness of any Incremental Facility pursuant to this Section 2.13, any Incremental Lender that was not a Lender hereunder at such time shall become a Lender hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Facility, and any Incremental Loans shall be deemed to be Loans hereunder. Notwithstanding anything to the contrary contained herein, the Borrowers and the Administrative Agent may (and the Administrative Agent is authorized by each Lender to) execute such amendments and/or amendments and restatements of any Loan Documents as may be necessary or advisable to effectuate the provisions of this Section 2.13.
(c)Terms of Incremental Facilities. The terms and provisions of the Incremental Facilities and the Loans made pursuant thereto shall be as follows:
    (i)    the terms and provisions of Incremental Term Loans, including interest rates and amortization, shall be determined by the Borrowers and Lenders under such Tranche of Incremental Term Loans and set forth in the related Incremental Joinder Agreement and reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);
    (ii)    the maturity date of any Incremental Facility shall not be earlier than the Final Maturity Date of any then-existing Incremental Term Facility or the Term Loan Facility, as applicable; and
    (iii)    the yield applicable to the Incremental Term Loans shall be determined by the Borrowers and the applicable Lenders and shall be set forth in each applicable Incremental Joinder Agreement;
    (iv)    any Incremental Term Increase shall be implemented as an increase in respect of the Term Loans with identical terms thereto, including interest rates;
    (v)    any Incremental Term Facility may have the benefit of other customary (as reasonably determined by the Borrower in consultation with the Administrative Agent) prepayment provisions; and
    (vi)    any Incremental Term Loans shall be on terms and pursuant to documentation as determined by the Borrower and the applicable Lenders and reasonably satisfactory to the Administrative Agent.

(d)Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.13 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and the security interests created by the Pledge Agreement. Subject to Section 6.09, the Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Pledge Agreement continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Facility or the funding of Loans thereunder.
(e)[Reserved].
(f)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.
2.14Refinancing Amendments.
(a)At any time after the Closing Date, the Borrowers may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans and Extended Term Loans), in the form of Other Term Loans or Other Term Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, the net proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date. No Lender shall have any obligation to participate in any Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.14(a) shall be in an aggregate principal amount that is (x) not less than ¥500,000,000 and (y) an integral multiple of ¥200,000,000 in excess thereof.
(b)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and Other Term Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14.
(c)The Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and the Liens created by the Pledge Agreement. Subject to Section 6.09, the Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens granted by the Pledge Agreement continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.
(d)[Reserved].

(e)This Section shall supersede any provisions in Section 2.12, Section 11.01 or Section 11.08 to the contrary.
2.15Extensions of Loans and Commitments.
(a)The Borrowers may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Loans that will be subject to the Extension (which shall be in minimum increments of ¥200,000,000 and a minimum amount of ¥500,000,000), (ii) set forth the date on which such Extension is requested to become effective and (iii) identify the relevant Class of Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrowers. If the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans subject to the Extension Offer as set forth in the Extension notice, then the Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.
(b)The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing prior to and after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) [reserved] and (iv) the terms of such Extended Term Loans shall comply with clause (c) of Section 2.14.
(c)Additional Commitment Lenders. The Borrowers shall have the right to replace each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Maturity Date, undertake a Term Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).
(d)The terms of each Extension shall be determined by the Administrative Agent, the Borrower and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Term Loan shall be no earlier than the maturity date of the Class of Loans being extended, respectively, (ii) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the Class of Loans being extended, (iii) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Loans and the borrowers and guarantors of the Extended Term Loans shall be the same as the Borrowers and Guarantors with respect to the existing Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Term Loans shall be determined by the Borrowers and the applicable Extending Lenders, (v) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Class of Loans being extended and (vi) the terms of the Extended Term Loans shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(e)In connection with any Extension, the Borrowers, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans as a new Class or tranche of Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches), in each case on terms consistent with this Section 2.15. This Section 2.14 shall supersede any provisions in Section 2.12 or 11.01 to the contrary.
2.16Reverse Dutch Auction Repurchases.
(a)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the applicable Borrowers may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Loans with respect to any Facility (each, an “Auction”), each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrowers following consultation with the Administrative Agent in such capacity (the “Auction Manager”), so long as the following conditions are satisfied:
    (i)    each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.16 and in accordance with auction procedures to be agreed between the applicable Borrowers and the Administrative Agent;
    (ii)    no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of any Loans in connection with any Auction;
    (iii)    the minimum principal amount (calculated on the face amount thereof) of all Loans that the Borrowers offer to purchase in any such Auction shall be no less than ¥1,000,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;
    (iv)    the aggregate principal amount (calculated on the face amount thereof) of all Loans so purchased by the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and may not be resold);
    (v)    each Auction shall be open and offered to all Lenders of the relevant Facility on a pro rata basis and shall be revocable and/or conditional at any Borrower’s option;
    (vi)    at the time of each purchase of Loans through an Auction, the Borrowers shall have delivered to the Auction Manager and the Administrative Agent an Officer’s Certificate certifying compliance with preceding clause (ii); and
    (vii)    the assigning Lender and the Borrower shall execute and deliver to the Auction Manager and the Administrative Agent an Assignment and Assumption Agreement and pay the recordation fee described in Section 11.06(b)(iv);

provided that purchases of Loans pursuant to this Section 2.16(a) may not be funded with the proceeds of revolving loans.
(b)With respect to all purchases of Loans made by the Borrowers pursuant to this Section 2.16, (x) the applicable Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Loans up to, but not including (if paid prior to 12:00 p.m. (noon)) the settlement date of such purchase and (y) such purchases (and the payments made by the applicable Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 2.04(a), 2.04(b), 2.12 and 11.03) (although the par principal amount of Loans of the respective Tranche so purchased pursuant to this Section 2.16 shall be applied to reduce the remaining scheduled amortization payments with respect to such Facility of the applicable Lenders being repaid on a pro rata basis).
(c)The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.16 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.04(a), 2.04(b), 2.12 and 11.03 (it being understood and acknowledged that purchases of the Loans by the Borrowers contemplated by this Section 2.16 shall not constitute Investments by the Borrowers)) or any other Loan Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.16 or result in an Event of Default as a result of the Auction or purchase of Loans pursuant to this Section 2.16. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.
2.17Additional Borrowers. Upon 30 days’ prior notice to the Administrative Agent (or such shorter period of time to which the Administrative Agent may agree), and subject to the written consent of the Lenders, which consent of each Lender shall not be unreasonably withheld (it being understood that a Lender shall be deemed to have acted reasonably in withholding its consent if (i) it is unlawful for such Lender to make Loans under this Agreement to the proposed additional Borrower, (ii) such Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Loan to the proposed additional Borrower might reasonably be expected to subject such Lender to adverse tax consequences, (iv) such Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed additional Borrower and it does not wish to do so or (v) such Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which the proposed additional Borrower is located), the Company may designate one or more Guarantors to be additional joint and several direct Borrowers hereunder by written request to the Administrative Agent accompanied by (a) an executed Assumption Agreement and appropriate Notes (to the extent requested by any Lender) executed by the designated Guarantor, (b) a certificate of good standing of the designated Guarantor in the jurisdiction of its incorporation or organization, (c) a certified resolution of such Guarantor’s board of directors or other governing body authorizing the execution and delivery of the Assumption Agreement and such Notes, (d) a written consent to the Assumption Agreement executed by each Guarantor, (e) appropriate written legal opinions reasonably requested by the Administrative Agent with respect to such new Borrower and the Assumption Agreement covering matters similar to those covered in the opinions delivered on the Closing Date and (f) such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied that it has complied with the results of all necessary “know your customer” or other similar checks under the USA PATRIOT Act, under similar regulations and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, and that it is not otherwise prohibited by Law from making Loans to such new Borrower. The Obligations of any additional Borrowers designated pursuant to this Section 2.17 may be limited as to amount as directed by the Company. The Administrative Agent shall promptly notify the Lenders of such request, together with copies of such of the foregoing as any Lender may request and the designated Guarantor shall become a Borrower hereunder.

2.18Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
    (i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as any Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and a Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

    (ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE IIITAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.
(ii)If any Borrower, the Administrative Agent or any other applicable withholding agent shall be required by applicable Laws to withhold or deduct any Taxes, including United States Federal backup withholding and withholding Taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required in accordance with such Laws, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)Tax Indemnifications. Without limiting the provisions of clause (a) or (b) above, the Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Administrative Agent or such Lender, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and basis of calculation of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. Promptly after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other information reasonably requested by the Borrowers or the Administrative Agent as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction including, for the avoidance of doubt, such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (g) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent) two executed copies of IRS Form W-9; and
(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), two copies of whichever of the following is applicable:
(I)executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)executed copies of IRS Form W-8ECI,

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that no interest payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s), or
(V)executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation promptly or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 3.01(e), no Lender shall be required to deliver any documentation such Lender is not legally eligible to deliver.
(f)Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrowers pursuant to this clause (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(g)FATCA. If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements necessary for an exemption from withholding under such provisions (including those contained in Sections 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law, and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and any such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(h)[Reserved].
(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the satisfaction of the Termination Conditions.
(j)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01.
3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the applicable Benchmark Rate, or to determine or charge interest rates based upon the applicable Benchmark Rate, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), any obligation of such Lender to make or continue Benchmark Rate Loans or to convert Benchmark Rate Loans to other Types of Benchmark Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Benchmark Rate Loans of such Lender to Loans bearing interest at the rate described in Section 3.03, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Benchmark Rate Loans, as applicable, to such day, or if such Lender may not lawfully continue to maintain such Benchmark Rate Loans, as applicable. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03Unavailability of TIBOR Screen Rate.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that the TIBOR Screen Rate is not available, then the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Benchmark Rate or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Yen-denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Yen-denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Benchmark Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and Excluded Taxes); or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Benchmark Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Benchmark Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that (x) the Borrowers shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender are generally treated (it being understood that this provision shall not be construed to obligate any Lender to make available any information that, in its sole discretion, it deems confidential), (y) the Borrowers shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto and (z) such circumstances in the case of requests for reimbursement under clause (iii) above resulting from a market disruption are not generally affecting the banking market, or the applicable request has not been made by Lenders constituting Required Lenders.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that (x) the Borrowers shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender are generally treated (it being understood that this provision shall not be construed to obligate any Lender to make available any information that, in its sole discretion, it deems confidential) and (y) the Borrowers shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by such Borrower;

(c)[reserved]; or
(d)any assignment of a Benchmark Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Borrowers shall be conclusive absent manifest error.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.
3.07Survival. All of each Borrower’s obligations under this Article III shall survive satisfaction of the Termination Conditions, termination of this Agreement and resignation of the Administrative Agent. Notwithstanding the foregoing, (a) the Borrowers shall not be required to make any payments to any Lender under Section 3.01, 3.02 or 3.04 for any costs or reductions incurred more than nine months prior to the date that such Lender notifies the Borrowers of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the nine month period referred to above shall be extended to include the period of retroactive effect therefor; and (b) the Borrowers shall not be obligated to compensate any Lender under Section 3.05 for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is 30 days prior to the date on which such Lender requested such compensation from the Borrowers.
ARTICLE IVCONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions of Initial Credit Extension. The obligation of the Lenders to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each executed by a Responsible Officer on behalf of the signing Loan Party to the extent execution thereof is contemplated thereby (and, if applicable, by the Administrative Agent and/or the Lenders), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and reasonably satisfactory to the Administrative Agent:

    (i)    executed counterparts of this Agreement, the Guaranty and the Pari Passu Intercreditor Agreement;
    (ii)    a Note executed by each Borrower in favor of each Lender requesting a Note;
    (iii)    effective upon receipt of the approval of the applicable Gaming Authority (as indicated in the proviso below), a pledge agreement (together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 6.09, in each case as amended, the “Pledge Agreement”), in each case duly executed by each Pledgor, together with:
        (A)    [reserved];
        (B)    financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge Agreement; and
        (C)    a certificate executed by a financial or accounting officer of the Company setting forth the aggregate amount of the obligations that may be secured by Liens as of the Closing Date pursuant to Section 5.1(c) of the indenture governing the Company’s 6.125% senior notes due 2029 and the similar provisions contained in the Company’s other indentures governing its other senior unsecured notes, which certificate shall include a calculation of the Company’s Consolidated Net Tangible Assets (as defined in such indenture or such other indentures);
provided, however, notwithstanding the foregoing or anything to the contrary in the Pledge Agreement, receipt of the approval of the Mississippi Gaming Commission, the Nevada Gaming Commission, the New Jersey Division of Gaming Enforcement, the New Jersey Casino Control Commission or the New York State Gaming Commission, as applicable, to the pledge of the Equity Interests in each Operating Entity that is licensed by or registered with the Mississippi Gaming Commission, the Nevada Gaming Commission, the New Jersey Division of Gaming Enforcement, the New Jersey Casino Control Commission or the New York State Gaming Commission, as applicable, shall not be a condition to the Closing Date (collectively, the “Specified Consents”). For the avoidance of doubt, to the extent that any of the Specified Consents are obtained, the requirements of this Section 4.01(a)(iii) shall be required to be satisfied with respect to the applicable Pledgor to which such Specified Consent applies, and any other Pledgor shall be required to satisfy the requirements of this Section 4.01(a)(iii), and cause to be delivered certificates and opinions of the type described in Section 4.01(a)(iv) and (vi), promptly, and in any event, within five (5) Business Days of receipt of a Specified Consent with respect to the pledge by such Pledgor;
    (iv)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer authorized to act in connection with this Agreement and the other Loan Documents;

    (v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
    (vi)    a favorable opinion of Milbank LLP, special New York counsel to the Loan Parties, Butler Snow LLP, special Nevada corporate and gaming counsel to the Loan Parties, Butler Snow LLP, special Mississippi counsel to the Loan Parties, Fox Rothschild LLP, special New Jersey corporate and gaming counsel to the Loan Parties and Ice Miller LLP, special Ohio counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender, reasonably satisfactory to the Administrative Agent; and
    (vii)    a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or condition since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) the accuracy of the representation and warranty set forth in Section 5.15 and the extent of the inquiry made by such Responsible Officer in connection therewith and (D) as to the absence of any action, suit, investigation or proceeding relating to the Transactions pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;
    (viii)    [reserved]; and
    (ix)    certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Pledgor as debtor and that are filed in those state and county jurisdictions in which any Pledgor is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 8.03);
(b)(i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall concurrently be paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall concurrently be paid;
(c)Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent);
(d)[Reserved]; and
(e)The Lenders shall have received at least three (3) Business Days prior to the Closing Date all outstanding documentation and other information about the Loan Parties reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of Section 10.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Notwithstanding the foregoing, perfection of the Liens of the Administrative Agent upon the Equity Interests of the Operating Entities by the Pledgors shall not be required until the earlier of (x) 180 days after the Closing Date (or such longer period of time as is consented to by the Administrative Agent or as is required to obtain any necessary Gaming Approvals) and (y) five (5) Business Days from the date on which the applicable Gaming Approval has been obtained with respect to the pledge of such Equity Interests by the applicable Pledgor (or such longer period of time as is consented to by the Administrative Agent).
4.02Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Benchmark Rate Loans or Incremental Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 7.01(a) or Section 7.01(b); provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(b)    No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Benchmark Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VREPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01Existence and Qualification; Power; Compliance With Laws.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

(b)    Each Borrower and each Guarantor is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each Borrower and each Guarantor has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which each is a party and to perform the Obligations, except where the failure to have such power and authority would not constitute a Material Adverse Effect.
(c)    All outstanding Equity Interests of each Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. To the extent any Equity Interests constitute Collateral, such Equity Interests are free and clear of Liens other than Liens securing the Obligations and other Liens permitted pursuant to Section 8.03.
(d)    Each Borrower and each Guarantor is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
5.02Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:
(a)    require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party (other than any necessary Gaming Approvals, including in connection with any pledge of Pledged Equity by a Pledgor);
(b)    violate or conflict with any provision of such party’s charter, articles of incorporation, operating agreement or bylaws, as applicable;
(c)    violate or conflict with any provision of the indentures governing the public Indebtedness of the Borrowers and the Restricted Subsidiaries, except to the extent that such violation or conflict could not reasonably be expected to have a Material Adverse Effect;
(d)    result in or require the creation or imposition of any Lien upon or with respect to any Property of the Borrowers and the Restricted Subsidiaries, other than Liens permitted by Section 8.03; or
(e)    violate any Requirement of Law applicable to such Party, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.
5.03No Governmental Approvals Required. Except as obtained or made on or prior to the Closing Date and the consent, receipt of confirmation, or approval from the Mississippi Gaming Commission, the Nevada Gaming Commission, the New Jersey Division of Gaming Enforcement, the New Jersey Casino Control Commission and the New York State Gaming Commission, as applicable, as required for the grant of Liens on the Collateral, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Company or any Restricted Subsidiary of the Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions.
5.04Subsidiaries.
(a)As of the Closing Date, Schedule 5.04 correctly sets forth the names, form of legal entity, ownership and jurisdictions of organization of all Restricted Subsidiaries, all Unrestricted Subsidiaries (other than those set forth in clause (a) of the definition of “Unrestricted Subsidiaries”) and all Non-Control Subsidiaries.
(b)As of the Closing Date, each Restricted Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified or registered to transact business and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, and has all requisite corporate or other organizational power and authority to conduct its business and to own and lease its Properties, except where the failure to qualify or register, to be in good standing or to have such power and authority would not constitute a Material Adverse Effect.
(c)As of the Closing Date, each Restricted Subsidiary is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure to so comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
5.05Financial Statements. Each of the most recent unaudited quarterly and audited annual financial statements filed by the Company with the SEC fairly present in all material respects the financial condition, results of operations and changes in financial position of the Company and its Subsidiaries as of their respective dates and for the covered periods in conformity with GAAP (except, in the case of quarterly financial statements, for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).
5.06Litigation. As of the Closing Date, except as disclosed in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024, there are no actions, suits, proceedings or investigations pending as to which the Borrowers or the Restricted Subsidiaries have been served or have received notice or, to the best knowledge of the Borrowers, threatened against or affecting the Borrowers or the Restricted Subsidiaries or any Property of any of them before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there has been no material adverse change in the status, or the reasonably anticipated financial effect on the Company and its Restricted Subsidiaries, of the actions, suits, proceedings or investigations disclosed in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024 (other than such changes that have been disclosed in the Company’s Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 2025).
5.07Binding Obligations. This Agreement and each other Loan Document has been duly and validly executed and delivered by each Loan Party party thereto. Each of the Loan Documents to which the Borrowers or the Restricted Subsidiaries is a party will, when executed and delivered by such Person, constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.08No Default. No Default has occurred and is continuing or would result from the consummation of the Transactions.
5.09ERISA. Each Pension Plan complies with ERISA, the Code and any other applicable Laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect and no ERISA Event has occurred or is reasonably likely to occur that could reasonably be expected to have a Material Adverse Effect.
5.10Regulations T, U and X; Investment Company Act. No part of the proceeds of any extension of credit (including any Loans) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. None of the Borrowers or the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.11Disclosure. As of the Closing Date, all written statements (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) made by a Responsible Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof, taken as a whole, and when taken as a whole together with the periodic, current and other reports filed with the SEC with respect to the Borrowers and the Restricted Subsidiaries, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements made not materially misleading in light of all the circumstances existing at the date any statement was made; provided that, with respect to the Projections, the Company only makes the representations set forth in Section 5.13.
5.12Tax Liability. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Borrowers and the Restricted Subsidiaries have filed all Tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrowers and the Restricted Subsidiaries (including, in each case, in their capacity as a withholding agent), except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves (in accordance with GAAP) have been established and maintained, and so long as no Property of the Borrowers and the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited. As of the Closing Date, there are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Borrowers or the Restricted Subsidiaries, other than (i) those that are between the Company and its Restricted Subsidiaries, (ii) the Bellagio Tax Protection Agreement, the VICI Tax Protection Agreement and the MGP BREIT JV Tax Protection Agreement and (iii) those that would not, individually or in the aggregate, have a Material Adverse Effect.
5.13Projections. As of the date of the preparation of any of the projections and pro forma financial information furnished at any time by any Loan Party (other than information of a general economic or industry specific nature) to the Administrative Agent or any Lenders pursuant to this Agreement (collectively, the “Projections”), to the best knowledge of the Company, the assumptions set forth in such Projections were believed by the preparers thereof to be reasonable and consistent with each other and with all facts known to the Borrowers and the Restricted Subsidiaries as of that date, and such Projections were prepared in good faith and were reasonably based on such assumptions. As of the Closing Date, no fact or circumstance has come to the attention of the Company since the preparation of the Projections delivered to the Administrative Agent on September 24, 2025 that is in material conflict with the assumptions set forth in the Projections. Nothing in the Loan Documents shall be construed as a representation or covenant that any Projections in fact will be achieved. The Administrative Agent and the Lenders acknowledge that the Projections are forward-looking statements and that actual financial results for the Borrowers and the Restricted Subsidiaries could differ materially from those set forth in the Projections.

5.14Hazardous Materials. There has been no Release of Hazardous Materials on, at, under or from any property currently or, to the best knowledge of the Borrowers, formerly owned, leased or operated by the Borrowers or any Restricted Subsidiary in violation of Environmental Law or that would reasonably be likely to result in an Environmental Liability, and to the best knowledge of the Borrowers, no condition exists that violates any Environmental Law affecting any Real Property, except for such Releases or violations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.
5.15Solvency. As of the Closing Date, immediately following the consummation of the Transactions and the extensions of credit to occur on such date, the Company (on a combined basis with the Designated Restricted Entities and the Restricted Subsidiaries) is and will be Solvent.
5.16Material Adverse Effect. Since June 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.
5.17Margin Stock. None of the Company or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans) hereunder will be used in a manner which violates Regulation T, Regulation U or Regulation X.
5.18Ownership of Property; Liens. The Borrowers and the Restricted Subsidiaries each have good and valid title to, or valid leasehold interest in, all material Property owned by it, and all such assets and Property and all Collateral are subject to no Liens other than Permitted Encumbrances and other Liens permitted by Section 8.03.
5.19Security Interest; Absence of Financing Statements; Etc. The Pledge Agreement, once executed and delivered and, as to certain Pledgors, approved by the applicable Gaming Authority (as contemplated by Section 4.01(a)(iii)), will create, in favor of Administrative Agent for the benefit of the Pari Passu Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing of the financing statements in the filing offices contemplated by the Pledge Agreement, (ii) subject to the Pari Passu Intercreditor Agreement, the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Pledge Agreement) and (iii) delivery of the applicable documents to the Administrative Agent in accordance with the provisions of the Pledge Agreement, for the benefit of the Pari Passu Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Loan Documents with respect to limitations as to perfection of Liens on the Collateral described therein) prior to all Liens other than (x) Permitted Encumbrances and (y) any other Liens permitted by Section 8.03, in each case having priority by operation of Law.

5.20Licenses and Permits. The Borrowers and the Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrowers and the Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of the Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.
5.21Subordinated Debt. The Obligations are senior debt with respect to all Material Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.
5.22Intellectual Property. Each Borrower and each of the Restricted Subsidiaries owns or possesses adequate valid licenses or otherwise has the valid right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes (collectively, “Intellectual Property”) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that Borrowers or the Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that any such material Intellectual Property owned or licensed by the Borrowers or the Restricted Subsidiaries or which the Borrowers or the Restricted Subsidiaries otherwise have the right to use is invalid or unenforceable, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.23[Reserved].
5.24Anti-Corruption Laws; Sanctions; USA PATRIOT Act.
(a)    The Borrowers have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and applicable Sanctions. No Loan Party or any of its Subsidiaries or, to the knowledge of the Borrowers, any of their respective officers, directors, employees or agents that will act in any capacity in connection with or benefit from the Loans is a Sanctioned Person.
(b)    The Borrowers will not use, directly or indirectly, any part of the proceeds of the Loans: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person in violation of applicable Sanctions; or (iii) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

(c)    To the extent applicable, the Borrowers are in compliance, in all material respects, with the USA PATRIOT Act.
5.25Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies (which are not Loan Parties, but may be a Subsidiary of the Company (including captive insurance Subsidiaries of the Company); provided that any such insurance provided by a Subsidiary of the Company is subject to reinsurance consistent with past practice), in such amounts, subject to such deductibles and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrowers and the Restricted Subsidiaries operate.
5.26EEA Financial Institution. None of the Borrowers or any Guarantor is an EEA Financial Institution.
ARTICLE VIAFFIRMATIVE COVENANTS
So long as the Termination Conditions have not been satisfied each Borrower shall, and shall cause each of the Restricted Subsidiaries to:
6.01Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business except (a) where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute a Material Adverse Effect, and (b) that a merger or Asset Sale permitted by Section 8.01 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to the Company or to the Lenders.
6.02Maintenance of Properties.
(a)Maintain, preserve and protect all of their respective material Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of the Borrowers and the Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant or where the failure to do so would not constitute a Material Adverse Effect.
(b)The Borrowers shall, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations and Intellectual Property to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 6.02 shall prevent (A) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or any other transaction permitted hereunder; (B) the withdrawal of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (C) the abandonment of any rights, permits, authorizations, franchises, licenses and Intellectual Property that the Company reasonably determines are not necessary to its business.

6.03Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with insurance companies in such amounts (after giving effect to self-insurance) and against such risks as may be customarily carried by companies engaged in similar businesses and owning similar assets in the general areas in which the Borrowers and the Restricted Subsidiaries operate.
6.04Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority with enforcement authority, with all Requirements of Law (including ERISA, applicable Tax laws and Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) except to the extent that such non-compliance with such Requirements of Law would not constitute a Material Adverse Effect, except that the Borrowers and the Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.
6.05Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of the Borrowers or the Restricted Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, the Borrowers and the Restricted Subsidiaries (provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise such visitation and inspection rights and (y) the Administrative Agent shall not exercise such rights more often than one time during any Fiscal Year; it being understood that the Administrative Agent may make such additional visits and inspections in each Fiscal Year at its own expense as it reasonably requests) and to discuss the affairs, finances and accounts of the Borrowers and the Restricted Subsidiaries with any of their officers, managers, key employees (subject to such accountants’ customary policies and procedures) and, upon request, furnish promptly to the Administrative Agent, any Lender or any advisor of the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of the Company; provided that no Company Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter in respect of which disclosure is then prohibited by law or contract. Notwithstanding anything to the contrary in this Agreement, none of the Borrowers or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Disqualified Lender that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
6.06Keeping of Records and Books of Account. Keep adequate records and books of account in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or any Restricted Subsidiary.
6.07Use of Proceeds. Use the proceeds of each Loan and other credit extension made hereunder on the Closing Date for working capital, capital expenditures and other lawful corporate purposes, including funding the annual equity contributions related to the Company’s integrated resort project in Osaka, Japan, including related fees and expenses.

6.08Additional Loan Parties. Upon (i) any Loan Party creating or acquiring any Subsidiary that is a wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) after the Closing Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), (ii) any Subsidiary that is a Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary, or (iii) any Subsidiary that is an Unrestricted Subsidiary becoming a wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) pursuant to Section 6.10, such Loan Party shall, to the extent that it does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, (A) cause each such Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary) to promptly (but in any event within 180 days after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval)), execute and deliver a Guaranty and all such other documents and certificates as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor, (B) deliver to the Administrative Agent an opinion of Milbank LLP, counsel to the Loan Parties, and of local counsel to the Loan Parties in each jurisdiction in which the Loan Parties are formed, addressed to the Administrative Agent and each Lender relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date; provided that, notwithstanding anything in this Section 6.08 to the contrary, any Excluded Subsidiary that is a guarantor of any Material Indebtedness of the Borrowers or the Restricted Subsidiaries shall only be required to be a Guarantor until such time as its guaranty of such Material Indebtedness is released (at which time it shall be released by the Administrative Agent from the Guaranty on the request of the Company without further action by the Creditor Parties). To the extent approvals of any Gaming Authorities for any actions required by this Section are required by applicable Gaming Laws, the Company and/or applicable Loan Party shall, at their own expense, use commercially reasonable efforts to promptly apply for and thereafter pursue such approvals.
6.09Collateral Matters; Security Interests; Further Assurances. From and after the Closing Date, subject to compliance with Gaming Laws (including without limitation, receipt of the consent, receipt of confirmation, or approval of the Mississippi Gaming Commission, the Nevada Gaming Control Board, the Nevada Gaming Commission, the New Jersey Division of Gaming Enforcement, the New Jersey Casino Control Commission and the New York State Gaming Commission with respect to the grant of Liens on the Collateral), the Loan Parties that own Equity Interests of an Operating Entity shall cause the Administrative Agent to have a valid and perfected security interest in the Equity Interests of an Operating Entity owned by the Loan Parties. Without limiting the foregoing, if any Loan Party shall own or acquire any Equity Interests of an Operating Entity, and such Loan Party is not a party to the Pledge Agreement or such Equity Interests of an Operating Entity are not pledged under the Pledge Agreement, such Loan Party, shall promptly, and in any event within 30 days (or such later date as the Administrative Agent may agree), become a Pledgor and a party to the Pledge Agreement in accordance with the terms thereof, and shall deliver documents, certificates and opinions consistent with those delivered by the Pledgors on the Closing Date, and take such other actions as are required or reasonably requested by the Administrative Agent to create and perfect the Liens of the Administrative Agent in the Equity Interests of an Operating Entity. The Pledgors shall, promptly, upon the reasonable request of the Administrative Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the applicable Gaming Authority, at the Company’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, financing statements, or deliver to the Administrative Agent any certificates representing Equity Interests, which are reasonably necessary to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral subject to no Liens other than Permitted Encumbrances and other Liens permitted pursuant to Section 8.03 and (b) deliver a certificate executed by a financial officer of the Company setting forth the aggregate amount of the obligations that may be secured by Liens as of the date of effectiveness of the relevant Pledge Amendment (as defined in the Pledge Agreement) pursuant to Section 5.1(c) of the indenture governing the Company’s 6.125% senior notes due 2029 and the similar provisions contained in the Company’s other indentures governing its other senior unsecured notes, which certificate shall include a calculation of the Company’s Consolidated Net Tangible Assets (as defined in such indenture or such other indentures). To the extent approvals of any Gaming Authorities for any actions required by the Pledge Agreement, Section 4.01, Section 6.08 or this Section 6.09 are required by applicable Gaming Laws, the Company and/or applicable Loan Party shall, at their own expense, promptly (such timing as reasonably determined by the Company with notice of such timing provided to the Administrative Agent) apply for and thereafter use commercially reasonable efforts to pursue such approvals. The actions that the Company and/or the applicable other Loan Party shall take in order to obtain Gaming Approval shall include, among other requirements of the Gaming Authorities, (i) making application with the Mississippi Gaming Commission for approval of the pledge of the Equity Interests of an Operating Entity as set forth in Section 4.01(a)(iii) and diligently pursuing such approval, (ii) making application with the Nevada Gaming Control Board and the Nevada Gaming Commission for the pledge of the Equity Interests of an Operating Entity as set forth in Section 4.01(a)(iii) and diligently pursuing such approval, (iii) providing prompt notice to the New Jersey Division of Gaming Enforcement and the New Jersey Casino Control Commission and the New York State Gaming Commission of the requirements to pledge the Equity Interests of an Operating Entity (in the case of Equity Interests of an Operating Entity existing on the Closing Date, promptly (and in any event within two Business Days of the Closing Date) and (iv) submitting and diligently pursuing a request to the New Jersey Division of Gaming Enforcement, the New Jersey Casino Control Commission and the New York State Gaming Commission (in the case of Collateral existing on the Closing Date, promptly (and in any event within two Business Days of the Closing Date)) for the consent, receipt of confirmation, or approval of the grant of Liens on the Collateral.
Upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Company and the Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain.
Notwithstanding anything to the contrary in this Agreement or in any Loan Document, no Loan Party shall be required to (a) perfect any security interests, or make any filings or take any other actions necessary or desirable to perfect and protect security interests, in Excluded Assets, (b) enter into any control agreement or control or similar arrangement (other than delivery of stock certificates), (c) grant any Lien in those assets as to which (A) the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrowers and the Administrative Agent, (B) the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of contracts binding on such assets at the time of their acquisition and not entered into in contemplation of such acquisition or applicable law (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) the indentures governing the Company’s senior notes would require that such notes be equally and ratably secured by the Equity Interests of an Operating Entity owned by the Loan Parties in accordance with the terms of such indentures, and (d) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required.
6.10Limitation on Designations of Unrestricted Subsidiaries.
(a)    The Company may hereafter designate any Restricted Subsidiary (other than a Restricted Subsidiary which, as of the date of designation, is a (x) Designated Property Operating Entity or (y) Non-Designated Property Operating Entity; provided that in the case of clause (y) a Non-Designated Property Operating Entity may be so designated in connection with any amalgamation, consolidation, assignment, sale, disposition, transfer, reorganization, or other transactions entered into to facilitate a transaction permitted under Section 8.01(d)) as an “Unrestricted Subsidiary” under this Agreement (a “Designation” or “Designate”) only if: (i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation and (ii) such Designation constitutes an Investment (as determined in good faith by the Company) by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s Investment therein and complies with Section 8.06. If the Company designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 6.10, the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect without any action required by the Administrative Agent; and, at the Company’s request, the Administrative Agent will execute and deliver any instrument evidencing such termination.

(b)    The Company may hereafter designate any Unrestricted Subsidiary as a “Restricted Subsidiary” under this Agreement or revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (in either case, a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (i) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation; (ii) after giving effect to such Revocation as of the end of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered under Section 7.01(a) or Section 7.01(b) on a Pro Forma Basis, no Event of Default would exist under the financial covenants set forth in Section 8.12 (to the extent then in effect); and (iii) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement. All Designations and Revocations must be evidenced by an Officer’s Certificate of the Company delivered to the Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of this Section 6.10.
6.11Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Borrower and Restricted Subsidiary shall timely file all Tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) required to be filed by it and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including, in each case, in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrowers and the Restricted Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax and enforcement of a Lien and, in the case of Collateral, the Borrowers and the Restricted Subsidiaries shall have otherwise complied with the provisions of the Pledge Agreement in connection with such nonpayment.
6.12Compliance with Environmental Law. The Borrowers and the Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) in the event of any Release of Hazardous Material at, on, under or emanating from any Real Property which would result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or take reasonable efforts to cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor Party, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company Party shall be required to comply with any order or directive then being contested by any of them in good faith by appropriate proceedings.

6.13Transactions with Affiliates. Neither the Borrowers nor any Restricted Subsidiary shall hereafter enter into any transaction of any kind with any of their Affiliates (other than the Borrowers or any Restricted Subsidiary) with a value in excess of the greater of (i) $50,000,000 in the aggregate and (ii) 2.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction for any transaction or series of related transactions, other than on terms and conditions (taken as a whole) that are not materially less favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
    (i)    license or lease agreements with any Unrestricted Subsidiary or Joint Venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or Joint Venture, are commercially reasonable;
    (ii)    other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any sub-tenant, any Unrestricted Subsidiary or any Joint Venture on terms which are materially consistent with the past practices of the Company;
    (iii)    any agreement by an Unrestricted Subsidiary or Joint Venture to pay management, development or other similar fees to the Loan Parties directly or indirectly relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs;
    (iv)    transactions related to the issuance, sale or transfer of the Equity Interests of the Borrowers to any Parent Entity of the Borrowers, including in connection with capital contributions by such Parent Entity to such Borrower or any Restricted Subsidiary;
    (v)    transactions undertaken for the purpose of improving the consolidated tax efficiency of any Parent Entity of the Borrowers and/or the Restricted Subsidiaries; provided that such transactions, taken as a whole, are not materially adverse to the Borrowers and the Restricted Subsidiaries (as determined by the Borrowers in good faith);
    (vi)    payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business;
    (vii)    transactions between or among the Borrowers and/or any Restricted Subsidiary of the Borrowers;
    (viii)    employment and severance arrangements between the Borrowers or any of their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
    (ix)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrowers and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrowers and their Subsidiaries;

    (x)    the Transactions and the payment of fees and expenses in connection therewith;
    (xi)    Investments permitted by Section 8.06, Restricted Payments permitted by Section 8.07, Indebtedness permitted by Section 8.04(f), (g), (i), (j), (k), (l), (q), (r), (t), (v) and (w), Asset Sales permitted by Section 8.01(f), (g), (h), (i), (j), (k), (o), (q), (r), (t), (x) and (bb) and Liens permitted by Section 8.03(a), (h) and (j);
    (xii)    (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Company in connection with the issuance of such Convertible Debt and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt;
    (xiii)    transactions and agreements disclosed in the MGP Form S-11 as filed with the SEC on or prior to the Closing Date (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);
    (xiv)    agreements with Joint Ventures and Unrestricted Subsidiaries to facilitate arrangements permitted by clauses (d), (e), (j) and (ee) of the definition of “Permitted Encumbrances”;
    (xv)    future leases and subleases between the Company or its Restricted Subsidiaries and MGP or its Subsidiaries to the extent any such future lease or sublease is not adverse to the Lenders in any material respect;
    (xvi)    (i) completion guarantees in favor of Unrestricted Subsidiaries, Unconsolidated Affiliates, Designated Restricted Entities and Joint Ventures consistent with past practice and (ii) the issuance of the Specified 2023 Intercompany Note and the International Investments Financing Vehicle Transactions;
    (xvii)    Permitted Affiliate Payments;
    (xviii)    transactions and agreements disclosed or referred to in the Bellagio Transaction Agreements, including the Bellagio Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);
    (xix)    any agreements or transactions with the MGM/GVC Joint Venture as contemplated by the MGM/GVC Joint Venture Agreements and any reasonable extensions of such agreements or transactions;

    (xx)    transactions and agreements disclosed or referred to in the MGP BREIT JV Transaction Agreements, including the MGP BREIT JV Master Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);
    (xxi)    transactions and agreements disclosed or referred to in the CityCenter Master Transaction Agreement, including the CityCenter Master Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);
    (xxii)    transactions and agreements disclosed or referred to in The Cosmopolitan Purchase Agreement, including The Cosmopolitan Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);
    (xxiii)    transactions and agreements disclosed or referred to in the MGP Purchase Agreement (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect); or
    (xiv)    Guarantees and similar arrangements provided by the Borrower or its Restricted Subsidiaries in connection with the shareholders agreement, the basic agreement and the implementation agreement, the host community agreements and other agreements to be entered into in connection with the proposed integrated resort in Osaka, Japan.
ARTICLE VIIINFORMATION AND REPORTING COVENANTS
So long as the Termination Conditions have not been satisfied, each Borrower shall, and shall cause each of the Restricted Subsidiaries to:
7.01Financial Statements, Etc.. Deliver to the Administrative Agent (for distribution by the Administrative Agent to the Lenders):
(a)    Quarterly Financials. Commencing with the Fiscal Quarter ended September 30, 2025, as soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter;
(b)    Annual Financials. Commencing with the Fiscal Year ending December 31, 2025, as soon as practicable, and in any event within 105 days after the end of each Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders’ equity and cash flows, in each case of the Company and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year. Such financial statements shall be prepared in accordance with GAAP and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States or other independent public accountants of recognized standing selected by the Company and reasonably satisfactory to the Administrative Agent, which report shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board or generally accepted accounting standards as at such date, and shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Company and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (other than a going concern qualification resulting from (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any prospective financial covenant default under Section 8.12 or any other financial covenant under any other Indebtedness or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary that is a Foreign Subsidiary);
(c)    Annual Budgets. As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of the Company and its Subsidiaries;
(d)    SEC Filings. Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 7.01;
(e)    Environmental Matters. Promptly after the assertion or occurrence thereof, written notice of any Environmental Liability or Release of Hazardous Material which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)    Default. Promptly after a Responsible Officer becomes aware of the existence of any condition or event which constitutes an Event of Default, written notice again specifying the nature and period of existence thereof and specifying what action the Borrowers or the Restricted Subsidiaries are taking or propose to take with respect thereto;
(g)    ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, a written notice specifying the nature thereof;
(h)    Notice of Covenant Suspension Period. Promptly after Borrowers’ determination of the commencement or termination of a Covenant Suspension Period, written notice of such determination; and
(i)    Other Information. Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) or by the Required Lenders.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) only by marking Borrower Materials “PUBLIC” (or by expressly authorizing their posting as such in writing), will the Company be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

Notwithstanding anything to the contrary in this Section 7.01, (a) neither the Company nor its Subsidiaries will be required to make any disclosure to any Creditor Party that (i) is prohibited by law or any bona fide confidentiality agreement in favor of a Person (other than the Borrowers or any of their Subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision), or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in the case of Section 7.01(h) only, creates an unreasonably excessive expense or burden on the Company or any of its Subsidiaries to produce or otherwise disclose; and (b)(i) in the event that the Company delivers (or posts) to the Administrative Agent an Annual Report for the Company on Form 10-K for any Fiscal Year, as filed with the SEC, within 90 days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 7.01 with respect to such Fiscal Year and (ii) in the event that the Company delivers (or posts) to the Administrative Agent a Quarterly Report for the Company on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 45 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section 7.01 with respect to such Fiscal Quarter to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section 7.01, as the case may be.

7.02Compliance Certificates. Commencing with the delivery of the financial statements required pursuant to Section 7.01(b) for the Fiscal Year ending December 31, 2025, deliver to the Administrative Agent for distribution to the Lenders within the required time period for delivery of financial statements required pursuant to Section 7.01(a) and Section 7.01(b), or, at the Company’s option, if available earlier, the financial statements that are internally available for the then most recently ended twelve month period, Compliance Certificates signed by a Responsible Officer.
7.03Relevant Notes Prepayment Date. Within 15 days following the occurrence thereof, the Company shall notify the Administrative Agent in writing of the occurrence of the Relevant Notes Prepayment Date.
ARTICLE VIIINEGATIVE COVENANTS
So long as the Termination Conditions have not been satisfied, each Borrower shall, and shall cause each of the Restricted Subsidiaries to comply with the following covenants:
8.01Mergers, Consolidations and Asset Sales. Neither the Borrowers nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (including, in each case, pursuant to a Delaware LLC Division), or make any Asset Sale, except for the following:
(a)    Asset Sales of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Asset Sales of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrowers and the Restricted Subsidiaries (including the disposition of vacant land and the termination or assignment of Contractual Obligations (other than the MGM Master Leases) to the extent such termination or assignment does not have a Material Adverse Effect);
(b)    Asset Sales of inventory and other property in the ordinary course of business;
(c)    Asset Sales of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Asset Sale;
(d)    Asset Sales; provided that (i) at the time of such Asset Sale no Event of Default then exists or would arise therefrom, (ii) such Asset Sale shall be, in the good faith determination of the Company, for fair market value, and (iii) Borrowers or the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that, for purposes of this clause (d), aggregate Designated Non-Cash Consideration received in respect of such Asset Sales, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $500,000,000 and (y) 15.00% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (net of any non-cash consideration converted into cash or Cash Equivalents) shall be deemed to be cash;

(e)    Asset Sales of the MGP Class B Share for which no material cash or non-cash consideration is received by the Company or any Restricted Subsidiary in exchange therefor;
(f)    the consummation of the transactions pursuant to the MGP Transaction Agreements;
(g)    any Restricted Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that if the continuing or surviving Person in any such transaction will own or otherwise hold all or any portion of the Collateral, such continuing or surviving Person shall be (or become as required by Section 6.08) a Guarantor;
(h)    mergers and consolidations to effect a mere change in the jurisdiction or form of organization of a Borrower or any Restricted Subsidiary; provided that, after giving effect to any such merger or consolidation involving any Borrower or Guarantor, the surviving Person shall be organized under the laws of the United States of America, any state thereof or the District of Columbia;
(i)    dissolutions or liquidations of any Restricted Subsidiary; provided that if the transferor of any assets subject to such dissolution and liquidation is a Loan Party, then (x) the transferee must be a Loan Party, (y) if the transferee is a Restricted Subsidiary that is not a Loan Party, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Investment which must be incurred in accordance with Section 8.06 or (z) if the transferee is not a Restricted Subsidiary, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Asset Sale and must be made in accordance with another clause of this Section 8.01;
(j)    (x) the Borrowers or any Restricted Subsidiary may merge with any Person, provided that (i) the Company or a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 8.06, (iii) no Event of Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of the Company and its Subsidiaries is determined by the Company to not be adversely affected thereby and (v) the Borrowers and the Restricted Subsidiaries execute such amendments to the Loan Documents as may be requested by the Administrative Agent to assure the continued effectiveness of the Guaranty and the continued priority and perfection of any Liens granted in favor of the Administrative Agent by such Persons and (y) the Company may consummate a Permitted Parent Reorganization;
(k)    Asset Sales of any Property to the extent constituting an Investment permitted by Section 8.06 (other than Section 8.06(o));
(l)    Asset Sales of (x) assets hereafter acquired pursuant to a Permitted Acquisition or Investment which assets are not used or useful to the principal business of the Company and the Restricted Subsidiaries or (y) any existing assets of the Company or its Subsidiaries which are divested in order to effectuate a Permitted Acquisition or Investment; provided that not less than 75% of the aggregate consideration received therefrom shall be paid in cash or Cash Equivalents;
(m)    any sale, transfer or other Asset Sales required pursuant to any Transfer Agreement;
(n)    any Asset Sales by the Company or any Restricted Subsidiary of property pursuant to a Permitted Sale Leaseback;

(o)    any Asset Sale by any Borrower or any Restricted Subsidiary to any Borrower or any Restricted Subsidiary; provided that if any such Asset Sale involves a transfer of all or any portion of the Collateral, then, if the transferor was at the time of the transfer a Guarantor, the transferee with respect thereto shall be (or become as required by Section 6.08) a Guarantor;
(p)    any sale, transfer or other Asset Sales of any aircraft and any assets directly related to the operation thereof and any limited liability company or other special purpose vehicle that has been organized solely to own any aircraft and related assets;
(q)    any sales or other dispositions of assets that do not constitute Asset Sales;
(r)    leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Loan Parties (which, for the avoidance of doubt, includes the MGM Operating Subleases and similar subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business;
(s)    leases (as lessor or sublessor) of real property or personal property to the extent permitted under Section 8.03;
(t)    Asset Sales of assets or any capital stock or other Equity Interests sold or otherwise transferred to MGP (or one of its Subsidiaries) (and any leases entered into by the Borrowers or their Restricted Subsidiaries in connection therewith) for, in the good faith determination of the Company, fair market value so long as the consideration consists of cash, Cash Equivalents, debt assumption or forgiveness and/or Equity Interests in MGM Growth Properties Operating Partnership;
(u)    Asset Sales consisting of discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;
(v)    (i) termination of leases and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;
(w)    Asset Sales of assets; provided that at the time of effecting such Asset Sale, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;
(x)    Asset Sales permitted by and in accordance with Section 10.3 and Article 36 (or any equivalent provision) of the MGM Master Leases;
(y)    any conveyance, sale, lease, transfer or other disposition of property subject to casualty, foreclosure, eminent domain or condemnation proceedings (including in lieu thereof) or any similar proceeding;
(z)    any Asset Sale consisting of the grant of Acceptable Land Use Arrangements;
(aa)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(bb)    the MGM Mirage Disposition Transaction; and
(cc)    any exchange of domestic assets (other than any Designated Property) for other domestic assets; provided that (x) the Company has determined in good faith that the fair market value (as determined in good faith by the Company) of the assets disposed of in such exchange is at least equal to the fair market value (as determined in good faith by the Company) of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange;
provided that notwithstanding the foregoing, neither the Borrowers nor any Restricted Subsidiary will make any Asset Sale of any Borrower Group Intellectual Property to an Unrestricted Subsidiary, unless (i) such Asset Sale is to facilitate an Asset Sale to an unaffiliated third party or bona fide Joint Venture as otherwise permitted hereunder and an Unrestricted Subsidiary does not own any such Borrower Group Intellectual Property upon consummation of such Asset Sale to an unaffiliated third party or bona fide Joint Venture; provided that such Asset Sale does not materially impact the Borrower Group’s ownership of Borrower Group Intellectual Property reasonably necessary for the Company and its Subsidiaries to operate the business, taken as a whole or (ii) such Asset Sale is permitted by Section 8.01(r).
For purposes of determining compliance with this Section 8.01, in the event that any Asset Sale (or any portion thereof) meets the criteria of more than one of the categories of permitted Asset Sales described in clauses (a) through (cc) above, the Company may, in its sole discretion, at the time of any Asset Sale, divide or classify such Asset Sale (or any portion thereof) under any clause under which the assets subject to such Asset Sale would then be permitted to be disposed pursuant to, and at any future time may divide, classify or reclassify such Asset Sale (or any portion thereof) under any clause under which it would be permitted to be disposed of at such later time, and in each case will only be required to include the amount and type of such Asset Sale in one or more of the above clauses.
8.02Limitation on Lines of Business. Neither the Borrowers nor any Restricted Subsidiary shall make any material change in the general nature of the business of the Company and its Restricted Subsidiaries as conducted on the Closing Date (it being acknowledged that any similar, complementary, ancillary or related businesses are not material changes in the general nature of the business of the Company and its Restricted Subsidiaries).
8.03Liens. Neither the Borrowers nor any Restricted Subsidiary shall create, incur, grant or assume, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    Liens securing the Obligations under the Loan Documents, Pari Passu Cash Management Agreements and Pari Passu Hedge Agreements;
(c)    Liens in existence on the Existing Credit Agreement Closing Date and Liens relating to any refinancing of the obligations secured by such Liens; provided that such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date, including the Liens securing the Obligations (as defined in the Existing Credit Agreement);
(d)    purchase money Liens securing Indebtedness and Finance Leases permitted under Section 8.04(d) and Section 8.04(s); provided that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof;

(e)    Liens granted on the Equity Interests in a Person which is not a Borrower or a Restricted Subsidiary, including customary rights of first refusal, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any Joint Venture pursuant to any Joint Venture or similar agreement;
(f)    Liens securing Indebtedness incurred in accordance with Section 8.04(g); provided that (i) such Liens do not apply to any other Property of the Borrowers or the Restricted Subsidiaries not securing such Indebtedness at the date of the related Permitted Acquisition or Investment and (ii) such Lien is not created (but may have been amended) in contemplation of or in connection with such Permitted Acquisition or Investment;
(g)    Liens in respect of Permitted Sale Leasebacks, limited to the Property subject to such Permitted Sale Leaseback;
(h)    Liens securing obligations in respect of letters of credit or similar arrangements issued by the Company (i) as required by the MGM Master Leases or (ii) to cover anticipated annual equity contributions related to the Company’s integrated resort project in Osaka, Japan (to the extent such letters of credit or similar arrangements are cash collateralized or otherwise backstopped by another letter of credit);
(i)    other Liens outstanding on property (other than Equity Interests of an Operating Entity) owned by the Borrower Group in an aggregate principal amount not to exceed the greater of (i) $500,000,000 and (ii) 35.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that on the date of incurrence of such Lien, the Borrowers shall be in Pro Forma Compliance with the then-applicable Rent-Adjusted Total Net Leverage Ratio set forth in Section 8.12;
(j)    (i) Liens pursuant to the MGP BREIT JV Operating Subleases, MGM Master Leases or the MGP BREIT JV Management Agreement (including any Liens, bonds or other security required pursuant to Section 41.14 of the MGP Master Lease, Section 6.4 of the other MGM Master Leases and any equivalent provision in any Similar Lease), which Liens are granted to the landlord under such lease or agreement for the purpose of securing the obligations of the tenant under such lease or agreement to such landlord, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) Liens in favor of the lessor under the MGM National Harbor Hotel and Casino Ground Lease;
(k)    Liens securing Indebtedness permitted under Section 8.04(b) on any assets of the Company and the Restricted Subsidiaries other than Pledged Equity owned by the Borrower Group in an aggregate principal amount not to exceed the greater of (i) $75,000,000 and (ii) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that the counterparty to such Swap Contract is a wholesale counterparty or an affiliate of such a wholesale counterparty;
(l)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(m)    Liens securing Interim Drop-Down Indebtedness; provided that (i) such Liens secure only assets sold to MGP or one of its Subsidiaries in connection with Section 8.01(t), (ii) to the extent such Liens remain outstanding after the date that is fifteen (15) days after the original incurrence of such Indebtedness, such Liens shall no longer be permitted to be incurred pursuant to this clause (m) and must otherwise be permitted pursuant to another provision of this Section 8.03 and (iii) to the extent such Interim Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (m);
(n)    Liens on certain cash or deposit account balances securing Indebtedness permitted under Section 8.04(u); provided that such cash or deposit account balances shall not exceed the amount of such Indebtedness; and
(o)    Liens securing the Obligations (as defined in the Existing Credit Agreement as in effect on the Closing Date) under the Existing Credit Agreement (as in effect on the Closing Date) and Liens securing Indebtedness otherwise permitted to be incurred under Section 2.13 of the Existing Credit Agreement (as in effect on the Closing Date); provided any such Indebtedness incurred pursuant to Section 2.13(e) of the Existing Credit Agreement shall be subject to the Pari Passu Intercreditor Agreement;
provided that from and after the Closing Date neither the Borrowers nor any Restricted Subsidiary shall create, incur, grant or assume, directly or indirectly, any Lien securing Indebtedness on any material trademarks, customer lists and player reward programs owned by any of the Borrowers or Restricted Subsidiaries now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except pursuant to clause (b) above and clause (aa) of the definition of “Permitted Encumbrances.”
For purposes of determining compliance with this Section 8.03, (i) in the event that the creation or imposition of any Lien upon or with respect to any Property (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in clauses (a) through (o) above, the Borrowers may, in their sole discretion, at the time of creation or imposition, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) and will only be required to include the interest encumbered by such Lien in one or more of the above clauses; provided that the Liens securing the Obligations under the Loan Documents shall at all times be deemed to have been incurred pursuant to clause (b) above.
8.04Indebtedness. Neither the Borrowers nor any Restricted Subsidiary will incur any Indebtedness, except:
(a)    Existing Indebtedness and any Permitted Refinancings thereof;
(b)    obligations (contingent or otherwise) existing or arising under any Swap Contract entered into for the purpose of mitigating risks associated with fluctuations in interest rates (including both fixed to floating and floating to fixed contracts), foreign exchange rates or commodity price fluctuations in a non-speculative manner;
(c)    Indebtedness under the Loan Documents and Pari Passu Cash Management Agreements;
(d)    Finance Leases and Indebtedness secured by purchase money Liens in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $150,000,000 and (ii) 7.5% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;

(e)    Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof;
(f)    Indebtedness of any Borrower, any Restricted Subsidiary or any Designated Restricted Entity owed to any Borrower, any Restricted Subsidiary or any Designated Restricted Entity; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 8.06 (for the avoidance of doubt, other than Sections 8.06(d) or (o)) and (ii) the aggregate outstanding principal amount of Indebtedness of any Borrower or any Restricted Subsidiary owed to a Designated Restricted Entity pursuant to this clause (f), together with the aggregate outstanding amount of Investments by the Company and its Restricted Subsidiaries in Designated Restricted Entities pursuant to Section 8.06(d), shall not exceed at any time the greater of (x) $300,000,000 and (y) 15.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;
(g)    Indebtedness (x) of (A) a Person that became a Restricted Subsidiary under the Existing Credit Agreement after the Existing Credit Agreement Closing Date but on or before the Closing Date or (B) a Person that becomes a Restricted Subsidiary after the Closing Date, that existed at the time such Person became a Restricted Subsidiary and was not created (but may have been amended) in anticipation or contemplation thereof and (y) assumed in connection with any Investment permitted under the Existing Credit Agreement or this Agreement, as applicable which was not incurred to finance that Investment or created (but may have been amended), incurred or assumed in contemplation of that Investment; provided that the Rent-Adjusted Total Net Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition (and the related incurrence or assumption of any Indebtedness), as of the end of the most recently ended Test Period, as if such acquisition (and any related incurrence or assumption of Indebtedness) had occurred on the first day of such relevant Test Period, does not exceed the greater of (A) the Rent-Adjusted Total Net Leverage Ratio as of the most recently ended Test Period and (B) the then applicable Rent-Adjusted Total Net Leverage Ratio set forth in Section 8.12 (and any Permitted Refinancings in respect thereof);
(h)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreement, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(i)    Guaranty Obligations of Borrowers or any Restricted Subsidiary in respect of any Indebtedness or other obligations of the Borrowers and the Restricted Subsidiaries not prohibited hereunder;
(j)    subject to the conditions set forth in Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as applicable, Guaranty Obligations of the Indebtedness of Unrestricted Subsidiaries or Joint Ventures (which Guaranty Obligations shall for the avoidance of doubt reduce amounts available pursuant to Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as applicable, on a dollar-for-dollar basis) (measured at the time such Investment is made), if the applicable dollar limitations set forth in Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Guaranty Obligations incurred pursuant to this clause (j) in reliance on the applicable clause of Section 8.06 as if such Guaranty Obligation were an Investment thereunder;

(k)    to the extent constituting Indebtedness, completion guarantees entered into by any Borrower or a Restricted Subsidiary in favor of an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entities (or a Restricted Subsidiary that was an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entities at the time such completion guarantee was entered into);
(l)    unsecured Guaranty Obligations of the Company with respect to the Bellagio CMBS Debt in an aggregate outstanding principal amount not to exceed $3,010,000,000 (and any interest accrued and unpaid thereon) and any Permitted Refinancings thereof, in each case on such terms as have been disclosed to the Administrative Agent prior to the Closing Date together with such amendments and modifications thereof, and any waivers or releases with respect thereto, that would not, taken as a whole, be disadvantageous to the interests of the Lenders in any material respect;
(m)    other Indebtedness (including Convertible Debt) of the Company and/or one or more Restricted Subsidiaries so long as on the date of incurrence thereof, the Company and its Restricted Subsidiaries are in compliance on a Pro Forma Basis with a Rent-Adjusted Total Net Leverage Ratio that is 0.25:1.00 less than the then applicable Rent-Adjusted Total Net Leverage Ratio set forth in Section 8.12, and any Permitted Refinancing in respect thereof (the “Ratio Debt Basket”);
(n)    Indebtedness of any Subsidiary supported by a letter of credit under the Existing Credit Agreement in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);
(o)    contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of its casinos and other property;
(p)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder;
(q)    Interim Drop-Down Indebtedness; provided that (i) to the extent such Indebtedness remains outstanding after the date that is fifteen (15) days after the original incurrence thereof, such Indebtedness shall no longer be permitted to be incurred pursuant to this clause (q) and must otherwise be permitted under another provision of this Section 8.04 and (ii) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (q);
(r)    unsecured Guaranty Obligations of the Company with respect to the MGP BREIT JV Debt Guaranty in an aggregate outstanding principal amount not to exceed $3,000,000,000 (and any interest accrued and unpaid thereon) and any Permitted Refinancings thereof, in each case on such terms as have been disclosed to the Administrative Agent prior to the Closing Date together with such amendments and modifications thereof, and any waivers or releases with respect thereto, that would not, taken as a whole, be disadvantageous to the interests of the Lenders in any material respect;

(s)    purchase money Indebtedness and Finance Leases in respect of slot machine and other gaming device financing arrangements entered into in the ordinary course of business or consistent with past practice or industry norm;
(t)    Guaranty Obligations of the Borrowers or any Restricted Subsidiary in respect of any joint venture CMBS Debt;
(u)    other Indebtedness in an aggregate principal amount not to exceed the greater of (i) $500,000,000 and (ii) 35.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Indebtedness;
(v)    Guaranty Obligations of the Borrowers or any Restricted Subsidiary in respect of any Indebtedness or other obligations of any joint ventures or Affiliates of the Company in an amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Indebtedness or other obligations;
(w)    obligations in respect of letters of credit or similar arrangements issued by the Company (x) as required by the MGM Master Leases or (y) to cover anticipated annual equity contributions related to the Company’s integrated resort project in Osaka, Japan; and
(x)    Indebtedness incurred (x) under the Existing Credit Agreement (as in effect on the Closing Date) or (y) otherwise pursuant to Section 2.13 of the Existing Credit Agreement (as in effect on the Closing Date).
For purposes of determining compliance with this Section 8.04, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrowers may, in their sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (c).
8.05Payments of Certain Indebtedness. Neither the Borrowers nor any Restricted Subsidiary will, nor will they permit any Restricted Subsidiary to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy any Prepayment Restricted Indebtedness except:
(a)    regularly scheduled or required repayments or redemptions of such Indebtedness;
(b)    to the extent exchanged for Equity Interests in the Company or using the proceeds of the issuance of Equity Interests in the Company;
(c)    additional Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed the greater of (i) $200,000,000 and (ii) 10.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such prepayment, redemption, purchase, defeasement or other satisfaction;

(d)    additional Prepayment Restricted Indebtedness so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;
(e)    Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed the portion, if any, of the Available Amount on the date of such prepayment, redemption, purchase, defeasance or satisfaction that the Company elects to apply to this Section 8.05(e), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Event of Default shall have occurred and be continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof;
(f)    pursuant to refinancings of such Indebtedness permitted under Section 8.04, including pursuant to Permitted Refinancings;
(g)    so long as no Event of Default has occurred and is continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof, prepayments, redemptions, purchases, defeasances or satisfactions of any Prepayment Restricted Indebtedness within 364 days prior to the final maturity date of such Prepayment Restricted Indebtedness;
(h)    the prepayment of the Loans in accordance with the terms of this Agreement;
(i)    any redemption within 60 days after the date of a redemption notice with respect thereto, if at the date of such notice, the redemption notice would have complied with the provisions hereof; and
(j)    Prepayment Restricted Indebtedness pursuant to or in connection with the Transactions.
For purposes of determining compliance with this Section 8.05, in the event that the prepayment, redemption, purchase, defeasement or other satisfaction of any Prepayment Restricted Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of prepayment, redemption, purchase, defeasement or other satisfaction of any Prepayment Restricted Indebtedness described in clauses (a) through (j) above, the Company may, in its sole discretion, divide, classify or reclassify such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness (or any portion thereof) under any clause under which such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness would then be permitted to be made, and at any future time may divide, classify or reclassify such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness (or any portion thereof) under any clause under which it would be permitted to be made at such later time.
8.06Investments, Loans and Advances. Neither the Borrowers nor any Restricted Subsidiary will make any Investment, except for the following:
(a)    Investments consisting of Cash Equivalents at the time made;

(b)    advances to officers, directors and employees of Borrowers or the Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Investments outstanding on the Existing Credit Agreement Closing Date;
(d)    Investments by the Company and its Restricted Subsidiaries in the Borrowers, Restricted Subsidiaries and Designated Restricted Entities and Investments in Indebtedness of the Borrowers, the Restricted Subsidiaries and the Designated Restricted Entities permitted by Section 8.04(f); provided that with respect to Investments by the Company and its Restricted Subsidiaries in Designated Restricted Entities pursuant to this clause (d) after the Closing Date, the aggregate outstanding amount of such Investments, together with the aggregate outstanding principal amount of Indebtedness of any Borrower or any Restricted Subsidiary owed to a Designated Restricted Entity incurred pursuant to Section 8.04(f), shall not exceed at any time the greater of (x) $300,000,000 and (y) 15.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of making such Investment;
(e)    (i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or other advances (including letters of credit and cash collateral) arising from the grant of trade credit or similar arrangements with suppliers, distributors, tenants, licensors or licensees in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;
(f)    Guaranty Obligations permitted by Section 8.04 (other than pursuant to clause (j) thereof) and guarantees of obligations not constituting Indebtedness, including obligations under the Bellagio Tax Protection Agreement, the VICI Tax Protection Agreement and the MGP BREIT JV Tax Protection Agreement;
(g)    Investments in Swap Contracts permitted under Section 8.04(b);
(h)    (i) Guaranty Obligations pursuant to the MGM Master Leases and (ii) operating leases and subleases of any real or personal property in the ordinary course of business (which, for the avoidance of doubt, includes the MGM Master Leases and the MGM Operating Subleases and similar subleases under any Similar Lease);
(i)    Permitted Acquisitions (and Investments in Subsidiaries to facilitate Permitted Acquisitions); provided that, with respect to the acquisition of any Subsidiary that does not become a Guarantor pursuant to Section 6.08 of this Agreement, the Company shall have the ability to incur at least $1.00 of additional Indebtedness under the Ratio Debt Basket calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;
(j)    Investments made substantially contemporaneously with the issuance by the Company of any Convertible Debt in derivative securities or similar products purchased by the Company in connection therewith linked to Equity Interests underlying such Convertible Debt;
(k)    Investments in an aggregate outstanding amount since the Closing Date not at any time to exceed the portion, if any, of the Available Amount on the date of such Investment that the Company elects to apply to this Section 8.06(k), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(l)    Investments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $750,000,000 and (ii) 40.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(m)    any acquisition or Investment to the extent made using Equity Interests of the Company (other than Disqualified Equity Interests);
(n)    Investments consisting of the transfer of any Real Property to an Unrestricted Subsidiary or Joint Venture for the purpose of facilitating its development or re-development; provided that (i) no Event of Default exists or would result therefrom and (ii) the aggregate fair market value of all Real Property subject to this Section 8.06(n) does not exceed, in the aggregate, the greater of (x) $100,000,000 and (y) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(o)    to the extent constituting Investments, transactions expressly permitted under Sections 8.01 (other than Section 8.01(k)), 8.03, 8.04 (other than Section 8.04(j)) and 8.07 (other than Section 8.07(d));
(p)    Investments arising as a result of Permitted Sale Leasebacks;
(q)    Investments in the Insurance Subsidiaries; provided that Investments in the Insurance Subsidiaries pursuant to this Section 8.06(q) following the Closing Date shall not exceed, in the aggregate, the greater of (i) $200,000,000 and (ii) 10.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(r)    Permitted Affiliate Payments;
(s)    Investments consisting of (i) Guaranty Obligations to landlords and contractors (and letters of credit in lieu of Guaranty Obligations) in the ordinary course of business, (ii) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds of which are primarily used for tenant improvements, and (iii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery, tools and other equipment by such contractor;
(t)    [reserved];
(u)    Investments arising as a result of the Transactions, the MGM Master Leases (including any Liens, bonds or other security required pursuant to Section 41.14 of the MGP Master Lease, Section 6.4 of the other MGM Master Leases and any equivalent provision in any Similar Lease and the Company’s guaranty of the MGP Master Lease);
(v)    Investments of a Person that becomes a Restricted Subsidiary after the Closing Date that existed at the time such Person became a Restricted Subsidiary and were not created in anticipation or contemplation thereof;

(w)    additional Investments; provided that at the time of making such Investments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;
(x)    obligations of the Company with respect to indemnifications of title insurance companies issuing title insurance policies in relation to construction liens;
(y)    Investments in Joint Ventures (in addition to those otherwise permitted by this Section 8.06) following the Closing Date in an amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(z)    [reserved];
(aa)    Investments made by Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale (or any sale or other disposition of assets that does not constitute an Asset Sale) made in compliance with Section 8.01 (other than Section 8.01(k));
(bb)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(cc)    payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;
(dd)    guarantees by the Borrowers or any Restricted Subsidiary of operating leases (other than Finance Leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business;
(ee)    Investments pursuant to The Cosmopolitan Transaction Agreements;
(ff)    Permitted Bond Hedge Transactions which constitute Investments;
(gg)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons;
(hh)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;
(ii)    Investments in Persons which are the owners or operators of restaurants, retail, night club or other businesses located at any Gaming Facility in the ordinary course of business; and
(jj)    Permitted Non-Recourse Guarantees.
For purposes of this Section 8.06, (i) at the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment in an amount equal to its direct or indirect pro rata ownership interest in the fair market value of the net assets of such Subsidiary at the time of such Designation; provided, however, that to the extent a Joint Venture becomes a Subsidiary and is substantially concurrently designated as an Unrestricted Subsidiary, the amount deemed invested will not include amounts previously invested in compliance with this Section 8.06 and (ii) at the time of Revocation of any such Designation, the amount of Investments otherwise then available to be made under clauses (k) or (n) of this Section 8.06 shall be deemed increased by (x) the amount of deemed Investment made under such clauses (k) and (n) pursuant to the immediately preceding clause (i) plus (y) the amount of Investments in such Subsidiary made since its Designation as an Unrestricted Subsidiary pursuant to such clauses (k) and (n).
For purposes of determining compliance with this Section 8.06, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Investment described in clauses (a) through (jj) above, the Borrowers may, in their sole discretion, at the time of making such Investment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses.
8.07Restricted Payments. Neither the Borrowers nor any Restricted Subsidiary shall at any time, directly or indirectly, declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)each Restricted Subsidiary may make Restricted Payments to the Company, any of the Company’s Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and their Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests and to the extent required under the Organizational Documents of any non-wholly owned Restricted Subsidiary, based on the formulation required in such Organizational Documents);
(b)the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)the Company may pay any dividend within 60 days after the date of the declaration thereof if at the date of such declaration or notice, the payment of such dividend would have complied with the provisions of this Section 8.07;
(d)a Restricted Subsidiary may issue Equity Interests to the extent constituting an Asset Sale permitted by Section 8.01 or Investment permitted by Section 8.06 (other than Section 8.06(o));
(e)a Restricted Subsidiary may issue Equity Interests in additional, newly formed Restricted Subsidiaries;
(f)the Company and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of declaration or notice of such Restricted Payment;
(g)the Company and its Restricted Subsidiaries may make Restricted Payments from and after the Closing Date in an aggregate amount not to exceed the Available Amount at the time of declaration or notice of such Restricted Payment that the Company elects to apply to this Section 8.07(g), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(h)the Company and its Restricted Subsidiaries may make additional Restricted Payments; provided that at the time of declaration or notice of such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;
(i)the Borrowers may make Restricted Payments on the Closing Date pursuant to or in connection with the Transactions;
(j)the Company and its Restricted Subsidiaries may make Restricted Payments in connection with the payment of amounts necessary to repurchase Indebtedness or Equity Interests of the Borrowers or any Subsidiary to the extent required by any Gaming Authority having jurisdiction over the Borrowers or any Subsidiary in order to avoid the License Revocation, suspension, or denial of a Gaming License by that Gaming Authority; provided that after giving effect to any such Restricted Payments, at the time of declaration or notice thereof, the Company and its Restricted Subsidiaries are in compliance with Section 8.12 determined on a Pro Forma Basis as of the end of the most recently ended Test Period; provided, further, that, in the case of any such repurchase of Equity Interests of the Borrowers or any Subsidiary, if such efforts do not jeopardize any Gaming License, the Borrowers or any such Subsidiary will have previously attempted to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming Authority;
(k)the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (i) the principal amount of such Convertible Debt plus (ii) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(l)any payments in connection with (i) a Permitted Bond Hedge Transaction and (ii) the settlement of any related Permitted Warrant Transaction (A) by delivery of shares of Company’s common stock upon settlement thereof or (B) by (1) set-off against the related Permitted Bond Hedge Transaction or (2) payment of an early termination amount thereof in common stock upon any early termination thereof;
(m)the Company and its Restricted Subsidiaries may make Restricted Payments in connection with any prepayment, purchase or redemption of minority interests in MGM National Harbor, LLC, MGM Springfield Blue Tarp, Detroit and any other Designated Restricted Entity in an aggregate amount not to exceed $50,000,000 at the time of declaration or notice thereof;
(n)non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants; and
(o)the Company and its Restricted Subsidiaries may make Restricted Payments in connection with any tender offer, redemption or other purchase of Equity Interests of the Company in an aggregate amount not to exceed $1,000,000,000.

For purposes of determining compliance with this Section 8.07, in the event that the making of (including the declaration thereof) any Restricted Payment (or any portion thereof), other than a Restricted Payment made pursuant to Section 8.07(g), meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (o) above, the Company may, in its sole discretion, divide, classify or reclassify such Restricted Payment (or any portion thereof) at the time such Restricted Payment (or any portion thereof) is made (or declared) under any clause under which it would then be permitted to be made (or declared) at such time, and at any future time may divide, classify or reclassify such Restricted Payment (or any portion thereof) under any clause under which it would be permitted to be made (or declared) at such later time, and in each case will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.
8.08Limitation on Certain Restrictions Affecting Subsidiaries. Neither the Borrowers nor any Restricted Subsidiary shall enter into or permit to exist any Contractual Obligation that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Company, or (b) of the Borrowers or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which exist under or by reason of: (i) applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority); (ii) this Agreement, the other Loan Documents, any Pari Passu Hedge Agreement or any Pari Passu Cash Management Agreement; (iii) any documents governing any Permitted Refinancings and any agreement effecting a refinancing, replacement or substitution, extension, renewal or restructuring of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument permitted under this Agreement; (iv) customary provisions restricting subletting, transfer, license or assignment of any lease governing any leasehold interest of the Borrowers or any of their Restricted Subsidiaries or otherwise relating to the assets subject thereto; (v) customary provisions restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business; (vi) restrictions on the transfer of any asset or Subsidiary or the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending the close of the sale of such asset or Subsidiary; (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.03; (viii) any agreement or instrument incurred or assumed in connection with a Permitted Acquisition or other permitted Investment, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or permitted Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or permitted Investment; (ix) restrictions applicable to any Unrestricted Subsidiary or any Joint Venture (or the Equity Interests thereof); (x) customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 8.04; (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business; (xii) Contractual Obligations which (x) exist on the Existing Credit Agreement Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, or any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders; (xiii) restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company; (xiv) restrictions on (x) cash or other deposits constituting Permitted Encumbrances and other Liens permitted by Section 8.03 or (y) cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; (xv) encumbrances or restrictions contained in the MGM Master Leases and customary encumbrances or restrictions contained in other leases relating to the property subject to such lease; (xvi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person or provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of capital stock of a Person other than on a pro rata basis; (xvii) other restrictions or encumbrances that are, in the good faith judgment of the Borrowers, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than the corresponding restrictions or encumbrances hereunder; (xviii) transactions and agreements disclosed or referred to in the MGP BREIT JV Transaction Agreements (including for the avoidance of doubt, the MGP BREIT JV Master Lease) (in each case including any amendment, modification or extension, to the extent such amendment, modification or extension thereto, taken as a whole, is not adverse to the Lenders in any material respect); and (xix) any transactions pursuant to Section 8.01(t), Section 8.03(m), Section 8.04(l), Section 8.04(q) and Section 8.04(t).
8.09[Reserved].
8.10Limitation on Changes to Fiscal Year. The Company shall not change its Fiscal Year end (December 31 of each year) unless required to do so by law or by then prevailing auditing standards or at the request of any Governmental Authority.
8.11Restrictions Applicable to the Designated Restricted Entities. Prior to the Relevant Notes Prepayment Date, the Company will not permit any Designated Restricted Entity to:
(i)     wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or make any Asset Sale or Specified Disposition, except for (u) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, Asset Sales of any Property to, or any liquidation, dissolution or transaction of merger or consolidation with, the Borrowers or the Restricted Subsidiaries, (v) Asset Sales of the type described in Sections 8.01(a), (b), (c), (q), (r), (s), (t), (u), (v) and (y), and, subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, (w) Asset Sales in an aggregate principal amount not to exceed the greater of (I) $25,000,000 and (II) 1.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction, (x) any Asset Sales to or among any Subsidiaries of any Designated Restricted Entity, (y) any Asset Sales or other dispositions required or contemplated to be made by any Designated Restricted Entity or any Subsidiary of any Designated Restricted Entity as required or contemplated by the terms of the Host Community Agreement or the Community Benefit Agreement and (z) any Asset Sales made by MGM Springfield Blue Tarp or any other Designated Restricted Entity of any owned office buildings and any other assets unrelated to Gaming Facilities that are no longer used or useful to MGM Springfield, any other Designated Restricted Entity and any Subsidiary thereof;
(ii)     create, incur, grant or assume, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except for, (w) Liens of the type permitted by Sections 8.03(a), (c), (e), (j), (l), (m) and (n), (x) purchase money Liens securing Indebtedness and Finance Leases permitted under Section 8.11(iii)(y); provided that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof, (y) Liens of the type permitted by Section 8.03(d) and (z) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (I) $450,000,000 and (II) 24.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(iii)    incur any Indebtedness, except for (x) Indebtedness of the type described in Sections 8.04(a), (b), (f), (h), (i), (n), (o), (p), (q), (r), (s) , (t) or (u), (y) Finance Leases and Indebtedness secured by purchase money Liens in an aggregate outstanding principal amount not to exceed the greater of (I) $75,000,000 and (II) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time and (z) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, other Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (I) $450,000,000 and (II) 24.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time;

(iv)     make any Investment, except for (w) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, Investments in the Borrowers and Restricted Subsidiaries, (x) Investments of the type described in Sections 8.06((a), (b), (e), (h)(ii), (s), (x) and (bb), (y) Investments in any Subsidiaries of any Designated Restricted Entity and Investments in connection with any Asset Sales permitted pursuant to clause (i) above and (z) any other Investments or alternative arrangements by any Designated Restricted Entity or any Subsidiary of any Designated Restricted Entity required to be made or as contemplated by the terms of the Host Community Agreement or the Community Benefit Agreement; or
(v)     enter into any transaction of any kind with any of their Affiliates (other than, subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, the Borrowers or any Restricted Subsidiary) with a value in excess of the greater of (I) $50,000,000 and (II) 2.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment, in the aggregate, for any transaction or series of related transactions, other than on terms and conditions (taken as a whole) that are not materially less favorable to such Designated Restricted Entity as would be obtainable by such Designated Restricted Entity at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except for (x) transactions of the type described in Sections 6.13(x), (xiii), (xiv), (xv), (xvi) and (xix), Section 8.04(t) and (y) any such transactions existing on the Existing Credit Agreement Closing Date;
provided that if the sum of (1) the aggregate value of the interest in property subject to Asset Sales made by any Designated Restricted Entity and its Subsidiaries plus (2) the aggregate principal amount at any one time outstanding of Indebtedness incurred by such Designated Restricted Entity and its Subsidiaries, in each case pursuant to this Section 8.11 (other than Asset Sales of the type described in Section 8.01(t)), exceeds the greater of (I) $75,000,000 and (II) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence, then such Designated Restricted Entity and its Subsidiaries shall be deemed not to be Designated Restricted Entities solely for the purposes of the definition of “Borrower Group”; provided, further, that solely for purposes of this Section 8.11, the reference to “$100,000,000” in the definition of “Asset Sale” shall be deemed to be “$10,000,000” and the reference to “5.0% of Borrower Group EBITDA” in the definition of “Asset Sale” shall be deemed to be “0.50% of Borrower Group EBITDA”.
8.12Financial Covenant. The Company will not permit the Rent-Adjusted Total Net Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the first full quarter after the Closing Date) to be greater than 5.50 to 1.00; provided that the covenant in this Section 8.12 shall be tested on such date solely to the extent that on such date a Covenant Suspension Period is not then in effect.
8.13Anti-Corruption Laws; Sanctions. No Borrower shall use, directly or indirectly, any part of the proceeds of the Loans: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person in violation of applicable Sanctions; or (iii) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

ARTICLE IXEVENTS OF DEFAULT AND REMEDIES
9.01Events of Default. Any of the following shall constitute an “Event of Default”:
(a)any Borrower fails to pay any amount of principal on any Loan on the date when due; or
(b)any Borrower fails to pay any interest on any Loan made hereunder, or any fees, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days following written demand by the applicable Creditor Party entitled to such payment; or
(c)any Borrower fails to comply with the covenants contained in Section 7.01(f) or Article VIII (other than the covenant contained in Section 8.02); or
(d)the Company or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within thirty days after notice thereof by the Administrative Agent to the Borrowers; or
(e)any representation or warranty of a Loan Party made in any Loan Document shall prove to have been incorrect in any material respect when deemed made; or
(f)the Borrowers or the Restricted Subsidiaries (i) fail to pay the principal, or any principal installment, of any present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, or any guaranty of present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by failure to make any required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffer any event of default to occur, in connection with any present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, or of any guaranty of present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require such Indebtedness to be redeemed, purchased, prepaid, defeased or otherwise become due (automatically or otherwise) or to require the Borrowers or the Restricted Subsidiaries to make an offer to prepay, defease, redeem or purchase, all or any portion of such Indebtedness; or
(g)any Loan Document, at any time after its execution and delivery and for any reason (other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Lenders, or (iii) satisfaction of the Termination Conditions), ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Borrowers or the Restricted Subsidiaries denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(h)a final judgment against the Company or any of its Material Subsidiaries is entered for the payment of money in excess of an amount equal to the greater of (i) $250,000,000 and (ii) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (to the extent not paid, not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage or not adequately covered by self-insurance (if applicable)) and, absent procurement of a stay of execution, such judgment remains unsatisfied as of sixty calendar days after the date of entry of judgment and is not released, discharged, vacated or fully bonded within sixty calendar days after its issue or levy; or
(i)any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or relating to a substantial part of its property constituting Collateral, is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or
(j)an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect; or
(k)the occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at any Gaming Facility accounting for ten percent or more of the Total Assets or consolidated gross revenues of the Borrowers and Restricted Subsidiaries; or
(l)the Pledge Agreement after delivery thereof shall for any reason (other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Pari Passu Parties, (iii) the occurrence of the Termination Conditions, (iv) any such loss of perfection or priority results from the failure of the Administrative Agent or any Pari Passu Party to take any action within its control or (v) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) cease to create a valid and perfected First Priority Lien on the Collateral purported to be covered thereby with respect to any material portion of the Collateral and such cessation shall continue for a period of 10 consecutive calendar days; or
(m)a Change of Control occurs.
9.02Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)[reserved]; and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
(e)Notwithstanding anything herein to the contrary (including in Section 9.01) or in any other Loan Document, neither the Administrative Agent nor the Required Lenders may take any of the actions described in this Section 9.02 with respect to any Default or Event of Default resulting from any action, representation or warranty, or the occurrence of any event, in each case, reported publicly or otherwise disclosed to the Administrative Agent and the Lenders more than two years prior to such date.
9.03Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations and the Collateral shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Obligations under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Pari Passu Cash Management Agreements and Pari Passu Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

ARTICLE XADMINISTRATIVE AGENT
10.01Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints SMBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Pledge Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints, designates and authorizes the Administrative Agent as agent on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Pari Passu Parties or any of them or for the benefit thereof under or pursuant to this Agreement or the other Loan Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Pari Passu Party in the Loan Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Pari Passu Party or any agent of any Pari Passu Party or received or recovered by any Pari Passu Party or any agent of any Pari Passu Party pursuant to, or in connection with, the Loan Documents whether from any Loan Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Pari Passu Party or any agent of any Pari Passu Party in respect of the same (or any part thereof). The Administrative Agent in its capacity as agent hereby accepts such appointment but shall have no obligations under this Agreement or the other Loan Documents except those expressly set forth herein and therein.

10.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by any Borrower or a Lender;
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pledge Agreement, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
10.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrowers (which consent of the Borrowers shall not be unreasonably withheld or delayed); provided, further, that in no event shall a Competitor of Company or any of its Subsidiaries or any Disqualified Lender be the successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrowers (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”),

then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by, or in the name of, the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
10.07Non-Reliance on Administrative Agent, Other Lenders and Arranger. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger is not party to this Agreement or any of the other Loan Documents and does not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents in its capacity as such, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Pari Passu Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Pari Passu Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Pari Passu Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Pari Passu Party or any acquisition vehicle to take any further action.

10.10Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon satisfaction of the Termination Conditions, (ii) that is sold, disposed of or transferred or to be sold, disposed of or transferred as part of or in connection with any sale, disposition or transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, (iv) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guaranty otherwise in accordance with the Loan Documents, (v) that constitutes Excluded Assets or (vi) if approved, authorized or ratified in writing in accordance with Section 11.01;
(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or Restricted Subsidiary as a result of a transaction permitted hereunder;
(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary that is a Material Subsidiary;
(d)to release any Guarantor, other than any Person that is a Pledgor (for so long as such Person is a Pledgor), from its obligations under the Guaranty if such Person is a guarantor of any Material Indebtedness of the Borrowers or the Restricted Subsidiaries, at such time as its guaranty of such Material Indebtedness and any other Material Indebtedness is released;
(e)enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement, including, for the avoidance of doubt, the Pari Passu Intercreditor Agreement;
(f)to release any Guarantor that is an Immaterial Subsidiary from its obligations under the Guaranty if such Person is a guarantor of any capital markets Indebtedness of the Borrowers or the Restricted Subsidiaries, at such time as its guaranty of such capital markets Indebtedness and any other capital markets Indebtedness is released;
(g)to release any Guarantor that is the owner or lessor of any Real Property in connection with any substantially contemporaneous transaction or series of related transactions (which transactions may, for the avoidance of doubt, be sequenced or structured in a similar manner to the transactions with respect to MGP to occur on or around the Existing Credit Agreement Closing Date) resulting in the transfer of such Real Property (or the Equity Interests of such Guarantor), directly or indirectly, as part of or in connection with any sale, disposition or transfer to MGP (or one of its Subsidiaries) permitted hereunder or under any other Loan Document; provided that the only assets owned by such Guarantor are the applicable Real Property and such other assets permitted to be sold, disposed of or transferred hereunder or under any other Loan Document in connection with such transactions; provided, further, that to the extent such sale, disposition or transfer has not been consummated on or prior to the date that is two Business Days after the date of such release (or such later date as reasonably agreed by the Administrative Agent), the Borrowers shall cause the applicable Restricted Subsidiary to restore its Guaranty to the extent required hereunder or under any other Loan Document;

(h)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.04(d) and clauses (f) and (u) of the definition of “Permitted Encumbrances”; and
(i)to enter into non-disturbance agreements as requested by any Governmental Authority, including the New York State Gaming Commission, including to the extent such agreement would subordinate the Lien on any property granted to or held by the Administrative Agent under any Loan Document.
The Administrative Agent hereby agrees to use its commercially reasonable efforts to take any of the foregoing actions requested by the Company to facilitate any transaction permitted hereunder within ten Business Days following request by the Company (or such shorter period of time as Administrative Agent may agree to in its reasonable discretion), in a form reasonably requested by the Company.
In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
10.11Cash Management Agreements and Swap Contracts. Except as otherwise expressly set forth herein or in any Guaranty or the Pledge Agreement, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or the Pledge Agreement by virtue of the provisions hereof or of any Guaranty or the Pledge Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
10.12Certain Notices. To the extent required by the MGM Master Leases, the Administrative Agent shall provide a copy to the applicable landlord of any notices issued by the Lenders or the Administrative Agent to the Borrowers of an Event of Default hereunder.
10.13Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), in each case, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.13. The agreements in this Section 10.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the satisfaction of the Termination Conditions.
10.14Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.15Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.15 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.15 to constitute, and this Section 10.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.16Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Lender Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE XIMISCELLANEOUS
11.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (a) below) and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    change any provision of this Section 11.01 without the written consent of each Lender directly and adversely affected thereby;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to a Lender under any Loan Document without the written consent of the Lender entitled to such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;
(e)    change (x) Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (y) the definition of “Applicable Percentage” without the written consent of each Lender or (z) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Class Lenders under such Facility;
(f)    change the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release all or substantially all of the value of the Collateral, without the written consent of each Lender;
(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone, and shall be made promptly upon the request of the Company);
(i)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Class Lenders under such Facility; or
(j)    expressly subordinate the payment priority of the Obligations hereunder and/or the Liens granted hereunder or under the other Loan Documents on all or substantially all of the Collateral securing the Obligations, in each case, to any other Indebtedness without the written consent of each Lender directly affected thereby, other than (A) in connection with (i) a debtor-in-possession financing or (ii) the use of cash collateral in an insolvency proceeding or (B) if each directly affected Lender (other than a Defaulting Lender) has been offered an opportunity to fund or otherwise provide its pro rata share (calculated immediately prior to any applicable amendment or incurrence of such other Indebtedness) of such other Indebtedness on the same terms as offered to all other providers of such other Indebtedness (other than bona fide backstop fees, structuring or arrangement or similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) pursuant to a written offer made to each such directly affected Lender describing the material terms of the arrangements pursuant to which the senior Indebtedness is to be provided, in the case of the preceding clauses (A) and (B), for which the consent of the Required Lenders only shall be required;

and provided, further, that (i) [reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (v) the Administrative Agent and the Borrowers shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement and the other Loan Documents and to add Collateral. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended and the principal amount of any Loan of such Lender may not be decreased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).
The Administrative Agent and the Borrowers may (without the consent of Lenders) amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Loans, Other Term Loans and Extended Term Loans. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document. In addition, upon the effectiveness of any Refinancing Amendment, the Administrative Agent, the Borrowers and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). The Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any Refinancing Amendment. The Administrative Agent may enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.15 or incurred pursuant to Section 2.13 or Section 2.14 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.14 or Section 2.15.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Company and the Administrative Agent as provided in Section 3.03.
11.02Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
    (i)    if to any Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
    (ii)    if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
(d)    Change of Address, Etc. Any Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Pari Passu Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers agree (a) to pay or reimburse all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, any Arranger or any Lender for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and any Lender taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of a conflict of interest between the Administrative Agent or any Lender, where the Person or Persons affected by such conflict of interest inform the Borrowers in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the satisfaction of the Termination Conditions. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its reasonable discretion.
(b)Indemnification by Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a special counsel for all Indemnitees taken as a whole in each subject matter area that is material to the interests of such Indemnitees, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrowers in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected

Indemnitees similarly situated taken as a whole) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signatory or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual Release of Hazardous Materials on or from any property owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (y) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or (z) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent (and any sub-agent thereof), Lender or Arranger under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.04(b) (after the determination of a court of competent jurisdiction) if required pursuant to the terms of this Section 11.04(b) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 11.04(b) shall survive the resignation of the Administrative Agent, the replacement of any Lender and the satisfaction of the Termination Conditions. This Section 11.04(b) shall not apply to Taxes except it shall apply to any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim (including a value added Tax or similar Tax charged with respect to the supply of legal or other services).
(c)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Indemnitee or any Loan Party shall have any liability, and none of such parties hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not in any way limit the indemnification and expense reimbursement obligations of the Loan Parties under this Agreement. No Indemnitee referred to in clause (b) above shall be liable to any Borrower, any Lender or any other Person for any losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual losses, claims, damages, liabilities or expenses resulting from the gross negligence or willful misconduct of such Indemnitee or Related Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section 11.04 shall be payable not later than twenty Business Days after demand therefor.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender and the satisfaction of the Termination Conditions.
11.05Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the satisfaction of the Termination Conditions.
11.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and, except for any assignment subject to the terms of Section 11.06(i), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement and the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Lender and each Arranger) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than ¥500,000,000, in the case of any assignment in respect of a Facility, unless each of the Administrative Agent and, only and so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:
(A)the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender under the same Facility, an Affiliate of a Lender under the same Facility or an Approved Fund with respect to such Lender; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)Assignments to Borrowers. No such assignment shall be made to any Borrower or any Affiliate or Subsidiary of any Borrower; provided that purchases by the Borrowers shall be permitted in accordance with Section 2.16.
(vi)No Assignment to Certain Persons. No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vii)Assignments from Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrowers and Administrative Agent, the applicable pro rata portion of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata portion of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d) and, for the avoidance of doubt, such sale shall not be effective until it is recorded in the applicable Participant Register pursuant to Section 11.06(e).

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Subject to the requirements of clause (e) of this Section 11.06, any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, a Disqualified Lender or any Borrower or any Affiliate or Subsidiary of any Borrower; provided that, notwithstanding anything to the contrary contained herein, participations may be sold to Disqualified Lenders unless the DQ List has been posted to the Platform) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of Section 11.01 that affects such Participant. All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become a Participant hereunder. Subject to clause (f) of this Section 11.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b), subject to the requirements and limitations of such Sections, including Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender, and if any additional amounts are required to be paid pursuant to Section 3.01(a) or (c), to the Administrative Agent). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.12 as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
(e)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of (and related interest on) each Participant’s interest in Loans made hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Participant Register as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. No sale or other transfer of any participation or other beneficial ownership interest in any Loan shall be effective until such sale or transfer is recorded in the applicable Participant Register and, prior to such recordation, all amounts owing to the selling Lender with respect to any Loan shall remain owing to the selling Lender. For the avoidance of doubt, the

Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrowers’ prior written consent.
(g)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, subject to the requirements of clause (i) of this Section 11.06, grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in a Participant Register and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Except as provided below in this Section 11.06(h), each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (I) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (II) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC. Each SPC shall be entitled to the benefits of Sections 3.01, 3.04, 11.04(a) and 11.04(b) and this Section 11.06 to the same extent as if it were a Lender.

(i)No Assignment to a Disqualified Lender. (i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that, as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person, was (x) a Competitor, (y) any banks, financial institutions, other institutional lenders and other Persons as specified by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrowers in writing after the Closing Date with respect to banks, financial institutions, other institutional lenders and other Persons who are Affiliates of Competitors (other than any bona fide debt fund)) or (z) any Affiliate of the foregoing (other than any bona fide debt fund) to the extent clearly identifiable on the basis of such Affiliate’s name (collectively, the “Disqualified Lenders”) unless the Borrowers have consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment. For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i)(i) shall not be null and void, but the other provisions of this clause (i) shall apply.
(ii) If any assignment is made to any Disqualified Lender without the Borrowers’ prior consent in violation of clause (i)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) prepay the outstanding Loans held by such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the Loan Documents, and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (A), the Borrower shall not use the proceeds from any Loans to prepay Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of

Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.07Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13 or Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction under which payments are to be made by reference to any Borrower, their Restricted Subsidiaries and their respective obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or their Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or (j) to any credit insurance provider relating to the Borrowers and their obligations. Nothing herein shall permit the disclosure of confidential Information regarding the Loan Parties or their Affiliates to any Competitor of the Company or any of its Subsidiaries or any Disqualified Lender except to the extent required, directly or indirectly, by Law or compulsory legal process or any regulatory authority. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07 and Section 7.01, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Integration; Effectiveness. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the satisfaction of the Termination Conditions.
11.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of Required Lenders (or in the case of a consent, waiver or amendment that requires the agreement of affected Lenders with respect to a certain Class or Classes of the Loans, the Required Lenders of such Class voting as a Class) shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (any such Lender, a “Non-Consenting Lender”), (d) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto or (e) as a result of a redemption or replacement required by Gaming Law, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by (x) terminating the applicable Commitments of such Lender and repaying all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date under one or more credit facilities hereunder as the Borrowers may elect or (y) requiring such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing right to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

    (i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers;
    (ii)    under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
    (iii)    such assignment or termination does not conflict with applicable Laws; and
    (iv)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Notwithstanding the foregoing, each Lender agrees that if a Borrower exercises its option pursuant to this Section 11.13 to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice (a “Non-Compliant Lender”), each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of such Non-Compliant Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06. Any removal of SMBC or its successor as a Defaulting Lender pursuant to this Section 11.13 shall also constitute the removal of SMBC or its successor as the Administrative Agent pursuant to Section 10.06.
11.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN ANY LOAN DOCUMENT WHICH EXPRESSLY STATES THAT IT SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH

FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the arranging and other services regarding this Agreement provided by the Arranger are arm’s-length commercial transactions between the Company, on the one hand, and the Arranger, on the other hand, (C) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company Parties, their Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Company Parties or their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company Parties and their Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation under the Loan Documents to disclose any of such interests to the Company Parties or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties, the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof.
Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.18USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable.
11.19Joint and Several Obligations. The Company and each other Person that becomes a Borrower in accordance with Section 2.17 shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of them may have directly received the proceeds or benefit of any particular Credit Extension; provided that, anything to the contrary herein notwithstanding (including Exhibit B), the liability of each Person hereafter formed and designated as an additional borrower in accordance with Section 2.17 may be limited in a similar manner if so provided in the Assumption Agreement executed by that Borrower. Each Borrower acknowledges and agrees that, for purposes of the Loan Documents, the Company, each other Borrower and the Guarantors constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement. Each Borrower hereby waives all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with their joint and several obligations under this Agreement. Without limiting the foregoing, each Borrower agrees to the Joint Borrower Provisions set forth in Exhibit B, incorporated by this reference.
11.20Gaming Law.
(a)This Agreement and the other Loan Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent, the Lenders and participants acknowledges that (i) it is subject to being called forward by the Gaming Authorities or Governmental Authorities enforcing the Liquor Laws (each a “Liquor Authority”), in the discretion of each of them, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.
(b)Each Creditor Party agrees to cooperate with the Gaming Authority or Liquor Authority (or, in each case, to be subject to Section 11.13) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authority relating to any Company Party or to the Loan Documents.
(c)Notwithstanding anything to the contrary herein and in the other Loan Documents, (i) the pledge of, or any restriction on the transfer of, any Equity Interests of any Loan Party that is licensed by or registered with the Mississippi Gaming Commission is not effective until such pledge or restriction has been approved by the Mississippi Gaming Commission, (ii) the pledge of any Equity Interests of any Loan Party that holds a casino license issued by the New Jersey Casino Control Commission is not effective until five Business Days after the New Jersey Casino Control Commission receives notice from the casino licensee of such pledge, unless within the five Business Day period, the New Jersey Casino Control Commission disapproves of such pledge, (iii) the pledge of any Equity Interests of any Loan Party that is licensed by or registered with the New York State Gaming Commission is not effective until such pledge has been approved by the New York State Gaming Commission and (iv) the pledge of any Equity Interests of any Loan Party that is licensed by or registered with the Nevada Gaming Commission is not effective until such pledge has been approved by the Nevada Gaming Commission.
11.21Master Leases. Notwithstanding anything herein to the contrary, no Default or Event of Default shall arise with respect to any Leased Property to the extent that the Company and the Restricted Subsidiaries are in compliance with each of the MGM Master Leases, as applicable, with respect to such Leased Property.
11.22ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
11.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
11.24Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
Borrower:
MGM RESORTS INTERNATIONAL
By: /s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Chief Financial and Treasurer

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent and as a Lender
By: /s/ Mary Harold
Name: Mary Harold
Title: Managing Director

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Credit Agreement]

WELL FARGO BANK N.A.,
as a Lender
By: /s/ Jonathon Dinise
Name: Jonathon Dinise
Title: Executive Director

[Signature Page to Credit Agreement]